Exhibit 10.2

UNIT DESIGNATION – LEGACY UNITS

OF

LINEAGE OP, LP

Effective as of     , 2024

i

Section 5.14	No Third-Party Rights Created Hereby	50
Section 5.15	Amendment	50

Exhibit A	Form of Broker Instruction

ii

UNIT DESIGNATION – LEGACY UNITS

OF

LINEAGE OP, LP

This Unit Designation – Legacy Units (this “Legacy Unit Designation”) is made as of    , 2024 by Lineage, Inc., a Maryland corporation, as the general partner (the “General Partner”) of Lineage OP, LP, a Maryland limited partnership (the “Partnership”), pursuant to the Agreement of Limited Partnership of the Partnership dated as of     , 2024 (as amended through the date hereof, the “Partnership Agreement”). BG Lineage Holdings LHR, LLC is also party hereto in its capacity as representative of the limited partners holding the units described in this Legacy Unit Designation (in such capacity, the “Legacy Holder Representative” or the “LHR”). Capitalized terms used but not defined in this Legacy Unit Designation shall have the meanings ascribed to them in the Partnership Agreement.

A. This Legacy Unit Designation pertains solely to Partners who acquired their interests in the Partnership prior to the Effective Time and to the interests they acquired prior to the Effective Time.

B. The purpose of this Legacy Unit Designation is (i) to carry forward the existing economic and other arrangements in respect of the Partnership as among Partners who acquired their interests in the Partnership prior to the Effective Time with respect to the interests acquired prior to the Effective Time and (ii) to provide for a coordinated process over a period of up to three years following the initial public offering of interests in Lineage REIT to settle the Legacy Units (defined below) held by such Partners, which settlements will be made in cash, Partnership Common Units or a combination thereof.

C. Such Partners have appointed BG Lineage Holdings LHR, LLC, a Delaware limited liability company, to act as the Legacy Holder Representative with the powers, authority, rights and responsibilities set forth for the LHR herein.

D. This Legacy Unit Designation sets forth the terms and conditions applicable to the Legacy Units.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby sets forth this Legacy Unit Designation as follows:

ARTICLE 1

DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Legacy Unit Designation:

“A-1 Sub-Unit,” “A-2 Sub-Unit,” “A-3 Sub-Unit” or “A-4 Sub-Unit” means the A-Piece Sub-Unit of a Legacy Class A-1 Unit, the A-Piece Sub-Unit of a Legacy Class A-2 Unit, the A-Piece Sub-Unit of a Legacy Class A-3 Unit or the A-Piece Sub-Unit of a Legacy Class A-4 Unit, as applicable.

“A-Piece Sub-Unit” has the meaning set forth in Section 2.1(c).

“Affiliate Group” has the meaning set forth in Section 4.6(b)(ii)(B).

“Alternative Priority Return” means (i) with respect to each outstanding Legacy Class A-3 Unit into which a Prior Class A-6 Unit was reclassified and for each fiscal quarter, an amount equal to a 20% per annum rate of return on the outstanding balance of the Legacy Contributions (as such amount may change from time to time) with respect to such Prior Class A-6 Unit, computed from the later of March 24, 2014 and the issuance date of such Prior Class A-6 Unit (and if the Prior Class A-6 Unit held by such Legacy Holder was acquired during such fiscal quarter, the amount of such Alternative Priority Return for such quarter will be prorated based upon the number of days such Legacy Holder held such Prior Class A-6 Unit or reclassified Legacy Class A-3 Unit (under each of the prior classification and current classification), as compared to the total number of days during such quarter) through the end of the fiscal quarter (or, if the Partnership is liquidated during such fiscal quarter, through the date of the final distributions under Section 3.2), and (ii) with respect to each outstanding Legacy Class A-3 Unit into which a Prior Class A-7 Unit, Prior Class A-9 Unit, Prior Class A-11 Unit, Prior Class A-13 Unit, Prior Class A-15 Unit, Prior Class A-16 Unit, Prior Class A-17 Unit, Prior Class A-20 Unit, Prior Class A-21 Unit, Prior Class A-25 Unit or Prior Class A-26 Unit was reclassified, and for each fiscal quarter, an amount equal to a 20% per annum rate of return, compounded annually, on the outstanding balance of the Legacy Contributions (as such amount may change from time to time) with respect to such Prior Class A Unit computed from the issuance date of such Prior Class A Unit (and if such Prior Class A Unit was acquired during such fiscal quarter, the amount of such Alternative Priority Return for such quarter will be prorated based upon the number of days such Legacy Holder held such Prior Class A Unit or reclassified Legacy Class A Unit (under each of the prior classification and current classification), as compared to the total number of days during such quarter) through the end of the fiscal quarter (or, if the Partnership is liquidated during such fiscal quarter, through the date of the final distributions under Section 3.2); provided that each Legacy Class A-3 Unit into which a Prior Class A-6 Unit, Prior Class A-7 Unit, Prior Class A-9 Unit or Prior Class A-11 Unit outstanding on January 31, 2020 has been reclassified shall be treated for all purposes of this definition of “Alternative Priority Return” as if such unit was issued by the LLC and outstanding since the date of the issuance of the corresponding unit of BGLH that gave rise to such Prior Class A-6 Unit, Prior Class A-7 Unit, Prior Class A-9 Unit or Prior Class A-11 Unit by virtue of the restructuring transactions that occurred with respect to BG LLH Intermediate, LLC and certain of its related entities on or about January 31, 2020.

“Applicable Settlement Events” means settlement events (i) that occur in connection with synthetic secondary transactions or (ii) that the LHR has otherwise elected to include as “Applicable Settlement Events.”

“Bay Grove” means Bay Grove Capital Group, LLC, a Delaware limited liability company.

“Bay Grove Affiliate” means any of (i) Bay Grove, (ii) Bay Grove Management Company, LLC, a Delaware limited liability company, (iii) BG Cold, LLC, or (iv) Adam Forste, Kevin Marchetti or entities controlled and substantially owned by Adam Forste and/or Kevin Marchetti and/or their family members or estate planning vehicles.

“Benefit Plan Investor” has the meaning set forth in Section 4.2(a)(i).

“BGLH” means BG Lineage Holdings, LLC, a Delaware limited liability company.

“C-1 Sub-Unit,” “C-2 Sub-Unit,” “C-3 Sub-Unit” or “C-4 Sub-Unit” means the C-Piece Sub-Unit of a Legacy Class A-1 Unit, the C-Piece Sub-Unit of a Legacy Class A-2 Unit, the C-Piece Sub-Unit of a Legacy Class A-3 Unit or the C-Piece Sub-Unit of a Legacy Class A-4 Unit, as applicable.

“C-Piece Sub-Unit” has the meaning set forth in Section 2.1(c).

“Cash Settlements” has the meaning set forth in Section 4.6(b)(ii)(F).

“Cutback Settlement” has the meaning set forth in Section 4.6(b)(ii)(G)(5).

“Cutback Units” has the meaning set forth in Section 4.6(b)(ii)(G)(5).

“Daily VWAP” means, for any Trading Day or portion of a Trading Day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “LINE <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one REIT Share on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by BGLH and/or the LHR). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Default” has the meaning set forth in Section 4.7(a).

“Default Price” has the meaning set forth in Section 4.7(b)(iii).

“Defaulting Partner” has the meaning set forth in Section 4.7(a).

“Electing Rollover Guarantee Holders” means those Legacy Class A-4 Holders that accept Small Holder treatment for purposes of the Small Holder Early Settlement, with such acceptance provided in the manner prescribed by the LHR in writing not later than the twentieth (20th) day after the IPO Closing, in exchange for surrendering all Guarantee Rights on some or all of their Legacy Units; but such Persons hold Electing Rollover Guarantee Holder status solely in respect of those Legacy Units for which the Guarantee Rights are being surrendered.

“ERISA Regulations” means the regulations promulgated by the U.S. Department of Labor in 29 C.F.R. § 2510.3-101, and any amendments or successor regulations thereto, as modified by Section 3(42) of ERISA.

“Exchange” means the Nasdaq Global Select Market or, if REIT Shares are not then listed on the Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which REIT Shares are then listed or, if REIT Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which REIT Shares are then listed or admitted for trading.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

“Exculpated Persons” has the meaning set forth in Section 5.1.

“Final Distribution” has the meaning set forth in Section 4.6(b)(i).

“Foreign Person” has the meaning set forth in Section 4.2(d).

“Founders Equity Share” has the meaning set forth in Section 2.1(c).

“General Partner” is defined in the Introduction.

“Guarantee Rights” means the special rights of the Legacy Class A-4 Units set forth in Section 4.4(c).

“IPO Closing” means the initial closing of the Lineage IPO.

“IPO Restructuring” means all changes to the documentation, structure and arrangements for the Partnership and each of the other Lineage Entities in order to transition such entities from a private company structure to a public company structure, support the next phase of growth in the Lineage REIT business and allow for an orderly settlement of pre-IPO legacy holdings following the Lineage IPO, including all changes of any kind made during the period leading up to the consummation of the Lineage IPO, including the changes made to all of the agreements entered into at the Effective Time.

“Large Investor” means a Limited Partner that was designated as a “Large Investor” in the Partnership’s books and records prior to the Effective Time.

“Last Reported Sale Price” of the REIT Shares for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of REIT Shares on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the REIT Shares are then listed. If the REIT Shares are not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per REIT Share on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the REIT Shares are not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per REIT Share on such Trading Day from a nationally recognized independent investment banking firm selected by the LHR. For purposes of this definition, a

“Trading Day” shall not include a day on which there is the occurrence or existence, during the one-half-hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the REIT Shares are listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the REIT Shares or in any options contracts or futures contracts relating to the REIT Shares.

“Legacy Class A Units” means the Legacy Class A Units of the Partnership (each comprised of an A-Piece Sub-Unit and a C-Piece Sub-Unit) having the rights, preferences and privileges set forth for such Legacy Class A Units in this Legacy Unit Designation. The Legacy Class A Units are currently divided into Sub-Classes (identified herein as Legacy Class A-1 Units, Legacy Class A-2 Units, Legacy Class A-3 Units and Legacy Class A-4 Units), in accordance with Section 2.1, each of which has the particular features set forth for such Sub-Class in this Legacy Unit Designation. When the term “Legacy Class A Units” is used in this Legacy Unit Designation, it refers to all or any such Sub-Classes and/or Sub-Units in the aggregate or individually, as the context may indicate. The Legacy Class A Units are owned by the Partners, based on their respective legally separate A-Piece Sub-Unit and C-Piece Sub-Unit holdings as described in this Legacy Unit Designation and as set forth on the Partnership’s books and records. Legacy Class A Units are not Partnership Common Units.

“Legacy Class A-4 Election Notice” has the meaning set forth in Section 4.4(c).

“Legacy Class A-4 Holder” means a Partner holding A-4 Sub-Units.

“Legacy Class A-4 Payment Date” has the meaning set forth in Section 4.4(c).

“Legacy Class A-4 Redemption Election” has the meaning set forth in Section 4.4(c).

“Legacy Class A-4 Representative” means the Person designated from time to time by holders of a majority of the A-4 Sub-Units as the Legacy Class A-4 Representative (which position may be redesignated by the holders of a majority of the A-4 Sub-Units at any time upon written notice to the General Partner and the LHR, provided that there shall at all times be a single Legacy Class A-4 Representative designated to act for all holders of A-4 Sub-Units).

“Legacy Class A-4 Target Amount” has the meaning set forth in Section 4.4(c).

“Legacy Class A-4 Top-Up Election” has the meaning set forth in Section 4.4(c).

“Legacy Class A-4 Unit FMV” means the fair market value of each Legacy Class A-4 Unit as determined in good faith by the LHR based on the 20-Trading-Day Trailing VWAP for the REIT Shares immediately prior to the applicable date of determination.

“Legacy Class A-4 Unit Redemption Price” has the meaning set forth in Section 4.4(c).

“Legacy Class B Units” means the Legacy Class B Units of the Partnership having the rights, preferences and privileges set forth for such Legacy Class B Units in this Legacy Unit Designation. The Class B Units are owned by the Partners as set forth on the Partnership’s books and records. Legacy Class B Units are not Partnership Common Units.

“Legacy Contributions” means for each Legacy Class A Unit of any Sub-Class, the amount set forth in the Partnership’s books and records as the “Legacy Contributions per Unit,” as such balance may be reduced from time to time by aggregate distributions to the Legacy Holder in respect of such Sub-Class Units pursuant to Section 3.1(a)(i)(B), Section 3.1(a)(ii)(B), Section 3.1(a)(iii)(A)(2), Section 3.1(a)(iii)(B)(2), Section 3.1(a)(iv)(A)(2) or Section 3.1(a)(iv)(B)(2), as applicable (and Section 3.2 to the extent attributed to Section 3.1(a)(i)(B), Section 3.1(a)(ii)(B), Section 3.1(a)(iii)(A)(2), Section 3.1(a)(iii)(B)(2), Section 3.1(a)(iv)(A)(2) or Section 3.1(a)(iv)(B)(2), as applicable).

“Legacy Holder(s)” means each holder of Legacy Class A Units and/or Legacy Class B Units, individually or collectively, as the context requires, and includes each such holder after its Legacy Units have been reclassified as Partnership Common Units until such time as the Settlement Process has concluded with respect to all Legacy Units and Partnership Common Units held by such holder.

“Legacy Holder Representative” has the meaning set forth in the Introduction.

“Legacy Return Amount” means the amount per Unit for each Sub-Class set forth as the “Legacy Return Amount” in the Partnership’s books and records.

“Legacy Transfer” means, with respect to any Legacy Units or any beneficial interest therein, any direct or indirect transfer, sale, assignment, bequest, conveyance, devise, gift (outright or in trust), mortgage, exchange, pledge, charge, hypothecation, securitization, grant of participation, grant of security interest, encumbrance, separation or alienation of beneficial interest (including the creation of any derivative or synthetic interest) or other disposition by any other means, whether for value or no value and whether voluntary, involuntary (including by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings), of all or part of such Legacy Units, or an agreement to do any of the foregoing. The term “Legacy Transferred” shall have a correlative meaning.

“Legacy Unit Designation” has the meaning set forth in the Introduction.

“Legacy Units” means collectively, the Legacy Class A Units and the Legacy Class B Units, individually or collectively, as the context requires. Legacy Units are not Partnership Common Units.

“LHR” has the meaning set forth in the Introduction.

“Lineage Entities” means, collectively, the General Partner, the Partnership, Lineage Holdings, their respective direct and indirect subsidiaries, and any other Affiliates of any of the foregoing. For purposes of this Legacy Unit Designation, none of BGLH, the LHR or any Bay Grove Affiliate is considered a “Lineage Entity” or an Affiliate of any Lineage Entity.

“Lineage Holdings” means Lineage Logistics Holdings, LLC, a Delaware limited liability company.

“Lineage IPO” means the initial public offering of the common stock of Lineage REIT pursuant to the Securities Act.

“Lineage REIT” means Lineage, Inc., a Maryland corporation.

“Market Disruption Event” means (i) a failure by the primary Exchange on which REIT Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for REIT Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in REIT Shares or in any options contracts or futures contracts relating to REIT Shares.

“Non-Defaulting Partner” means any Partner other than a Defaulting Partner.

“Partnership” has the meaning set forth in the Introduction.

“Partnership Agreement” has the meaning set forth in the Introduction.

“Permitted Legacy Transfers” has the meaning set forth in Section 4.2(a).

“Prior Class A Units,” “Prior Class A-BG Units,” “Prior Class A-1 Units,” “Prior Class A-2 Units,” “Prior Class A-3 Units,” “Prior Class A-4 Units,” “Prior Class A-5 Units,” “Prior Class A-6 Units,” “Prior Class A-7 Units,” “Prior Class A-9 Units,” “Prior Class A-11 Units,” “Prior Class A-13 Units,” “Prior Class A-15 Units,” “Prior Class A-16 Units,” “Prior Class A-17 Units,” “Prior Class A-20 Units,” “Prior Class A-21 Units,” “Prior Class A-25 Units” or “Prior Class A-26 Units” means the previously existing Class A Units of the LLC (designated as Class A Units, Class A-BG Units, Class A-1 Units, Class A-2 Units, Class A-3 Units, Class A-4 Units, Class A-5 Units, Class A-6 Units, Class A-7 Units, Class A-9 Units, Class A-11 Units, Class A-13 Units, Class A-15 Units, Class A-16 Units, Class A-17 Units, Class A-20 Units, Class A-21 Units, Class A-25 Units and Class A-26 Units) prior to the LLC’s conversion to the Partnership. When the term “Prior Class A Units” is used in this Legacy Unit Designation it shall be deemed to refer to all Prior Class A Unit sub-classes in the aggregate.

“Prior Class B Units” means the previously existing Class B Units of the LLC (designated as Class B Units) prior to the LLC’s conversion to the Partnership.

“Prior Class C Units” means the previously existing Class C Units of the LLC (designated as Class C Units) prior to the LLC’s conversion to the Partnership.

“Prior Side Letter” means any side letter, letter agreement or other similar agreement entered into by any Legacy Holder(s) with any Lineage Entity (or any of their respective predecessors or controlling Persons) in connection with an investment in the Partnership prior to the Effective Time, which side letter, letter agreement or other similar agreement provides such Legacy Holder(s) with any right or benefit in respect of the Partnership or the Legacy Units (or any predecessor of the Partnership or the Legacy Units) that is not set forth in this Legacy Unit Designation or in the Partnership Agreement.

“Priority Return” means, (i) with respect to each outstanding Legacy Class A Unit into which a Prior Class A-1 Unit, Prior Class A-2 Unit, Prior Class A-3 Unit, Prior Class A-4 Unit, Prior Class A-5 Unit or Prior Class A-6 Unit was reclassified, and for each fiscal quarter, an amount equal to an 8% per annum rate of return on the outstanding balance of the Legacy Contributions (as such amount may change from time to time) with respect to such Prior Class A Unit, computed from the later of March 24, 2014 and the issuance date of such Prior Class A Unit (and if the Prior Class A Unit held by such Legacy Holder was acquired during such fiscal quarter, the amount of such Priority Return for such quarter will be prorated based upon the number of days such Legacy Holder held such Prior Class A Unit or reclassified Legacy Class A Unit (under each of the prior classification and current classification), as compared to the total number of days during such quarter) through the end of the fiscal quarter (or, if the Partnership is liquidated during such fiscal quarter, through the date of the final distributions under Section 3.2), and (ii) with respect to each outstanding Legacy Class A Unit into which a Prior Class A-7 Unit, Prior Class A-9 Unit, Prior Class A-11 Unit, Prior Class A-13 Unit, Prior Class A-15 Unit, Prior Class A-16 Unit, Prior Class A-17 Unit, Prior Class A-20 Unit, Prior Class A-21 Unit, Prior Class A-25 Unit or Prior Class A-26 Unit was reclassified, and for each fiscal quarter, an amount equal to an 8% per annum rate of return, compounded annually, on the outstanding balance of the Legacy Contributions (as such amount may change from time to time) with respect to such Prior Class A Unit computed from the issuance date of such Prior Class A Unit (and if the Prior Class A Unit held by such Legacy Holder was acquired during such fiscal quarter, the amount of such Priority Return for such quarter will be prorated based upon the number of days such Legacy Holder held such Prior Class A Unit or reclassified Legacy Class A Unit (under each of the prior classification and current classification), as compared to the total number of days during such quarter) through the end of the fiscal quarter (or, if the Partnership is liquidated during such fiscal quarter, through the date of the final distributions under Section 3.2); provided that each Legacy Class A Unit into which a Prior Class A-1 Unit, Prior Class A-2 Unit, Prior Class A-3 Unit, Prior Class A-4 Unit, Prior Class A-5 Unit, Prior Class A-6 Unit, Prior Class A-7 Unit, Prior Class A-9 Unit or Prior Class A-11 Unit, in each case outstanding on January 31, 2020, has been reclassified shall be treated for all purposes of this definition of “Priority Return” as if such unit was issued by the LLC and outstanding since the date of the issuance of the corresponding unit of BGLH that gave rise to such Prior Class A Unit by virtue of the restructuring transactions that occurred with respect to BG LLH Intermediate, LLC and certain of its related entities on or about January 31, 2020.

“Reimbursement Agreement” means the Expense Reimbursement and Indemnification Agreement entered into substantially in the form attached as an exhibit to the Form S-11 Registration Statement of Lineage REIT, as the same may be amended, amended and restated or otherwise modified from time to time.

“Secondary Transaction” has the meaning set forth in Section 4.1(b).

“Securities Settlements” has the meaning set forth in Section 4.6(b)(ii)(E).

“Settlement Process” has the meaning set forth in Section 4.6(b)(i).

“Small Holder Early Settlement” has the meaning set forth in Section 4.6(b)(iii)(A).

“Small Holder Early Settlement Election” means a timely and properly submitted election submitted by a Legacy Class A-4 Holder in the manner prescribed by the LHR or its Affiliates, pursuant to which such Legacy Class A-4 Holder has accepted Small Holder treatment in exchange for the surrender of all Guarantee Rights in respect of the Legacy Units for which such Legacy Class A-4 Holder has elected Small Holder treatment.

“Small Holders” means those Legacy Holders who were notified prior to the Effective Time by any Lineage Entity or Bay Grove Affiliate that they are “Small Holders.”

“Stockholders Agreement” means the Stockholders Agreement entered into substantially in the form attached as an exhibit to the Form S-11 Registration Statement of Lineage REIT, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Sub-Class” or “Sub-Class Units” means the separate sub-class of the Legacy Class A Units (being Legacy Class A-1, Legacy Class A-2, Legacy Class A-3 or Legacy Class A-4) to which such reference applies.

“Sub-Class Ratio” means, with respect to each Sub-Class of Legacy Class A Units, the percentage interest of such Sub-Class of Legacy Class A Units relative to all Legacy Class A Units, calculated from a fraction the numerator of which is all outstanding Legacy Class A Units of such Sub-Class and the denominator of which is all outstanding Legacy Class A Units of all Sub-Classes, as set forth in the books and records of the Partnership.

“Subscription Agreement” means any subscription agreement, purchase agreement or similar agreement for the subscription or purchase of Prior Class A Units or Prior Class B Units, in each case entered into by any Legacy Holder in connection with any purchase of or commitment to purchase any Prior Class A Units or Prior Class B Units issued on or after July 1, 2020, together with all exhibits, schedules, annexes and other attachments thereto and all investor questionnaires submitted therewith.

“Trading Day” means a day on which trading in REIT Shares generally occurs on the Exchange, except that if REIT Shares are not so listed or admitted for trading, “Trading Day” means a Business Day.

“TSA” means the Transition Services Agreement entered into substantially in the form attached as an exhibit to the Form S-11 Registration Statement of Lineage REIT, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“20-Trading-Day Trailing VWAP” means the arithmetic average of the Daily VWAPs for each day in the twenty (20) consecutive Trading Day period ending on the Trading Day prior to the applicable valuation date. For purposes of this definition, a “Trading Day” shall not include a day on which a Market Disruption Event occurs or has been deemed to have occurred.

ARTICLE 2

DESIGNATION; CLASSES OF LEGACY UNITS

Section 2.1 Designation. As of the Effective Time, all of the outstanding membership interests in the LLC have been reclassified into the following classes of Partnership Units:

(a) Series A Preferred Units. Effective as of the Effective Time, certain of the Prior Class A-BG Units (as set forth in the books and records of the Partnership) have collectively been reclassified into a single Series A Preferred Unit, having the rights, preferences and privileges set forth for Series A Preferred Units in the Partnership Agreement and the Unit Designation – Series A Preferred Units.

(b) Partnership Common Units. Effective as of the Effective Time, each Prior Class A-BG Unit not described in Section 2.1(a) has been reclassified into a single Partnership Common Unit, having the rights, preferences and privileges set forth for Partnership Common Units in the Partnership Agreement.

(c) Legacy Class A Units. Effective as of the Effective Time, each Prior Class A Unit that was not a Prior Class A-BG Unit, and the Prior Class C Unit interest that was entitled to a share of the profits in respect of each such Prior Class A Unit, have been reclassified into two legally separate sub-units that together comprise a single Legacy Class A Unit as follows: (1) each Prior Class A Unit has been reclassified into the “A” portion sub-unit of a Legacy Class A Unit (the “A-Piece Sub-Unit”) and (2) the Prior Class C Unit interest that was entitled to a share of the profits in respect of such Prior Class A Unit has been reclassified into the “C” portion sub-unit of the same Legacy Class A Unit (the “C-Piece Sub-Unit” and distribution rights associated with the C-Piece Sub-Unit, the “Founders Equity Share”). The A-Piece Sub-Unit and the C-Piece Sub-Unit represent legally separate and distinct ownership interests in, and shares of, the portion of the Partnership’s equity that is represented by a single Legacy Class A Unit. The A-Piece Sub-Unit and C-Piece Sub-Unit within a single Legacy Class A Unit constitute separate property rights; and the rights and benefits associated with any A-Piece Sub-Unit are not available to satisfy the creditors of any holder of a C-Piece Sub-Unit, nor are the rights and benefits associated with any C-Piece Sub-Unit available to satisfy the creditors of any holder of an A-Piece Sub-Unit. The rights and benefits associated with any A-Piece Sub-Unit belong solely to that A-Piece Sub-Unit and not to the corresponding Legacy Class A Unit generally; and the rights and benefits associated with any C-Piece Sub-Unit belong solely to that C-Piece Sub-Unit and not to the corresponding Legacy Class A Unit generally. In addition, the obligations and liabilities associated with any A-Piece Sub-Unit are obligations and liabilities solely of that A-Piece Sub-Unit and not of the corresponding C-Piece Sub-Unit or the associated Legacy Class A Unit generally; and the obligations and liabilities associated with any C-Piece Sub-Unit are obligations and liabilities solely of that C-Piece Sub-Unit and not of the corresponding A-Piece Sub-Unit or the associated Legacy Class A Unit generally. Each Legacy Class A Unit (and the A-Piece Sub-Unit and C-Piece Sub-Unit that comprise such Legacy Class A Unit) is designated to one of four sub-class demarcations: Legacy Class A-1 Units; Legacy Class A-2 Units; Legacy Class A-3 Units; or Legacy Class A-4 Units. Each Legacy Class A Unit, regardless of sub-class, is economically equivalent to, and holds the same distribution priority as, one Partnership Common Unit. Further to the foregoing:

(i) Legacy Class A-1 Units. Effective as of the Effective Time, (A) each Prior Class A-1 Unit, each Prior Class A-2 Unit, each Prior Class A-3 Unit, each Prior Class A-4 Unit and each Prior Class A-5 Unit was reclassified into a single A-Piece Sub-Unit of a single Legacy Class A-1 Unit (or A-1 Sub-Unit) and (B) the corresponding Prior Class C Unit interest that was entitled to a share of the profits in respect of each Prior Class A-1 Unit, each Prior Class A-2 Unit, each Prior Class A-3 Unit, each Prior Class A-4 Unit and each Prior Class A-5 Unit was reclassified into a single C-Piece Sub-Unit of the corresponding Legacy Class A-1 Unit (or C-1 Sub-Unit).

(ii) Legacy Class A-2 Units. Effective as of the Effective Time, (A) each Prior Class A-6 Unit, each Prior Class A-7 Unit, each Prior Class A-9 Unit, each Prior Class A-11 Unit, each Prior Class A-13 Unit, each Prior Class A-15 Unit, each Prior Class A-16 Unit, each Prior Class A-20 Unit, each Prior Class A-25 Unit and each Prior Class A-26 Unit, in each case that was owned by a Large Investor, was reclassified into a single A-Piece Sub-Unit of a single Legacy Class A-2 Unit (or A-2 Sub-Unit) and (B) the corresponding Prior Class C Unit interest that was entitled to a share of the profits in respect of each such Prior Class A-6 Unit, each such Prior Class A-7 Unit, each such Prior Class A-9 Unit, each such Prior Class A-11 Unit, each such Prior Class A-13 Unit, each such Prior Class A-15 Unit, each such Prior Class A-16 Unit, each such Prior Class A-20 Unit, each such Prior Class A-25 Unit and each such Prior Class A-26 Unit was reclassified into a single C-Piece Sub-Unit of the corresponding Legacy Class A-2 Unit (or C-2 Sub-Unit).

(iii) Legacy Class A-3 Units. Effective as of the Effective Time, (A) each Prior Class A-6 Unit, each Prior Class A-7 Unit, each Prior Class A-9 Unit, each Prior Class A-11 Unit, each Prior Class A-13 Unit, each Prior Class A-15 Unit, each Prior Class A-16 Unit, each Prior Class A-20 Unit, each Prior Class A-25 Unit and each Prior Class A-26 Unit, in each case that was owned by a Partner that was not a Large Investor, was reclassified into a single A-Piece Sub-Unit of a single Legacy Class A-3 Unit (or A-3 Sub-Unit) and (B) the corresponding Prior Class C Unit interest that was entitled to a share of the profits in respect of each such Prior Class A-6 Unit, each such Prior Class A-7 Unit, each such Prior Class A-9 Unit, each such Prior Class A-11 Unit, each such Prior Class A-13 Unit, each such Prior Class A-15 Unit, each such Prior Class A-16 Unit, each such Prior Class A-20 Unit, each such Prior Class A-25 Unit and each such Prior Class A-26 Unit was reclassified into a single C-Piece Sub-Unit of the corresponding Legacy Class A-3 Unit (or C-3 Sub-Unit).

(iv) Legacy Class A-4 Units. Effective as of the Effective Time, (A) each Prior Class A-21 Unit was reclassified into a single A-Piece Sub-Unit of a single Legacy Class A-4 Unit (or A-4 Sub-Unit) and (B) the corresponding Prior Class C Unit interest that was entitled to a share of the profits in respect of each Prior Class A-21 Unit was reclassified into a single C-Piece Sub-Unit of the corresponding Legacy Class A-4 Unit (or C-4 Sub-Unit).

(v) Subject to Settlement. Each Legacy Class A Unit is subject to settlement pursuant to the Settlement Process as set forth in Section 4.6 hereof.

(d) Legacy Class B Units. Effective as of the Effective Time, each Prior Class B Unit was reclassified into a single Legacy Class B Unit. Each Legacy Class B Unit is economically equivalent to, and holds the same distribution priority as, one Partnership Common Unit. Each Legacy Class B Unit is subject to settlement pursuant to the Settlement Process as set forth in Section 4.6 hereof.

(e) Ownership Records. The Partnership Common Units and the Series A Preferred Units, in each case into which the Prior Class A-BG Units have been reclassified, are owned by the General Partner, and the Legacy Units are owned by the Legacy Holders as set forth in the books and records of the Partnership.

Section 2.2 Generally. Each Legacy Unit represents an equal share of ownership in the Partnership with each Partnership Common Unit. All Legacy Units have the same rights, liabilities and obligations that apply to Partnership Common Units except to the extent otherwise set forth in this Legacy Unit Designation. In the event of any conflict or inconsistency between the Partnership Agreement and this Legacy Unit Designation as to the terms, rights, liabilities or obligations of the Legacy Units, this Legacy Unit Designation governs.

Section 2.3 Reclassification of Legacy Units.

(a) Each Legacy Class A Unit and Legacy Class B Unit may be reclassified into an equal number of Partnership Common Units at any time and from time to time at the discretion of the LHR (and without the consent or approval of any other Person) between the IPO Closing and the third (3rd) anniversary of the IPO Closing, and the Legacy Units shall be so reclassified from time to time as provided in Section 4.6 of this Legacy Unit Designation; provided however, that no fractional Partnership Common Units shall be permitted to exist upon the reclassification of Legacy Class A Units or Legacy Class B Units; and instead, after aggregating the number of all Partnership Common Units into which Legacy Units are to be so reclassified for any single Legacy Holder as of the applicable date on which such reclassification is to occur, any remaining A-Piece Sub-Unit, C-Piece Sub-Unit or other fractional Legacy Unit that equates to less than one (1) Partnership Common Unit (which in each case shall be no more than one fractional unit per Legacy Holder per reclassification date) will instead be settled through a cash payment to the Legacy Holder for the fractional unit not received. For purposes of this Section 2.3(a), the cash payment amount shall be determined by the LHR, in its reasonable discretion, on a basis consistent with the calculation of the Cash Amount that would be determined for a fraction of a Partnership Common Unit, treating the Legacy Holder of such fractional Legacy Unit as a Tendering Party who has delivered a Notice of Redemption pursuant to Section 15.1 of the Partnership Agreement for the applicable fraction of a Partnership Common Unit that such fractional Legacy Unit represents. For purposes of this Section 2.3(a), no other provisions of Section 15.1 of the Partnership Agreement shall apply. The provisions of Section 4.2(f)(i) of the Partnership Agreement shall not apply to the Legacy Units for so long as they are classified as such; reclassification of the Legacy Units shall be governed exclusively by this Legacy Unit Designation.

(b) Prior to any reclassification of the Legacy Units into Partnership Common Units, the LHR shall notify the General Partner thereof in writing at least five (5) days prior to the applicable reclassification date, which notice shall identify the particular Legacy Units to be reclassified into Partnership Common Units, the resulting holders of such Partnership Common Units and the date upon which such reclassification will occur. The identified Legacy Units shall be deemed to have been reclassified automatically into such Partnership Common Units held by such identified holders upon the specified reclassification date unless the LHR has otherwise notified the General Partner in writing prior to the specified reclassification date. The LHR may adjust or revoke any such reclassification prior to its effective date upon written notice to the General Partner thereof.

Section 2.4 Redemption Rights.

(a) Without limiting the provisions of Section 4.6 (but subject to Section 4.6(b)(ii)(B)), following the reclassification of Legacy Units into Partnership Common Units, such Partnership Common Units are redeemable for cash or, at the option of the General Partner, exchangeable for REIT Shares as set forth in Article 15 of the Partnership Agreement; provided, however, that notwithstanding anything to the contrary in the Partnership Agreement: (i) Section 15.1(h) of the Partnership Agreement shall not apply to Partnership Common Units that were reclassified as such from Legacy Units; (ii) the term “Cut-Off Date,” when used with respect to Partnership Common Units that were reclassified as such from Legacy Units, shall mean the fifth (5th) Business Day after the General Partner’s receipt of a Notice of Redemption; and (iii) the term “Specified Redemption Date,” when used with respect to Partnership Common Units that were reclassified as such from Legacy Units, shall mean the tenth (10th) Business Day after the receipt by the General Partner of a Notice of Redemption.

(b) Legacy Units, for so long as they remain classified as such, are not redeemable (except as provided in Section 4.4) or subject to conversion into REIT Shares.

Section 2.5 Issuance of Additional Legacy Units. The General Partner is hereby authorized to cause the Partnership to issue additional Legacy Class A-4 Units pursuant to Section 4.4 of this Legacy Unit Designation in connection with the rights of holders of Legacy Class A-4 Units. Except as set forth in the prior sentence and except for any issuances or adjustments corresponding to changes in the Adjustment Factor, no additional Legacy Units shall be issued after the Effective Date.

Section 2.6 Issuance of Additional Securities by the General Partner. Notwithstanding Section 4.3(e) of the Partnership Agreement, the General Partner may issue REIT Shares, Capital Shares or New Securities in connection with the rights of holders of Legacy Class A-4 Units, and such issuance shall be made in accordance with the Put Option Agreement.

Section 2.7 Legacy Holder Representative; Voting and Dispositive Power.

(a) Each Legacy Holder designates, appoints and empowers the LHR to act for, vote on, consent to or approve, and determine in its sole discretion, all matters that would be subject to the vote, consent or approval of, or determination by, the Legacy Holders in respect of the Partnership, the Partnership Agreement or this Legacy Unit Designation (including amendments and modifications to the Partnership Agreement and this Legacy Unit Designation), other than solely the making of the elections to be made by a Legacy Holder in connection with the Settlement Process as contemplated by Section 4.6 of this Legacy Unit Designation (which elections shall be made solely by the applicable Legacy Holder).

(b) Each Legacy Holder designates, appoints and empowers the LHR to execute and effectuate all matters related to the Settlement Process pursuant to Section 4.6 of this Legacy Unit Designation in accordance with (i) the terms of such Section 4.6 and (ii) the elections made by such Legacy Holder in connection with the Settlement Process as set forth in Section 4.6 of this Legacy Unit Designation.

(c) The designation, appointment and empowerment of the LHR pursuant to this Section 2.7 will terminate as to each Legacy Unit after both of the following have occurred in respect of such Legacy Unit: (i) such Legacy Unit has been reclassified into a Partnership Common Unit; and (ii) the Settlement Process with respect to such reclassified unit is complete.

Section 2.8 Appointment of LHR as Attorney-in-Fact. Each Legacy Holder irrevocably constitutes and appoints the LHR as its true and lawful attorney-in-fact with full power and authority in its name, place and stead, including the power of substitution and re-substitution, to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Legacy Unit Designation and to effect any of the provisions of this Legacy Unit Designation, including:

(i) All amendments to this Legacy Unit Designation or the Partnership Agreement adopted in accordance with the terms hereof or any separate authorization given by such Legacy Holder or by the Legacy Holders as a group (or any applicable subset thereof that has been separately authorized in accordance with any documents or agreements governing prior to the Effective Time), and all instruments which the LHR deems appropriate to reflect a change or modification of the Partnership in accordance with the terms of this Legacy Unit Designation, the Partnership Agreement or any separate authorization given by such Legacy Holder or by the Legacy Holders as a group (or any applicable subset thereof that has been separately authorized in accordance with any documents or agreements governing prior to the Effective Time).

(ii) All instruments and agreements necessary or convenient in the determination of the LHR to effect any of the provisions of this Legacy Unit Designation or otherwise implement or effectuate the IPO Restructuring, the Lineage IPO or the Settlement Process, including any purchase agreement, contribution agreement, merger agreement, indemnity agreement, escrow agreement, stockholders agreement, lock-up agreement, operating partnership agreement, other agreement, consent, waiver, governmental filing, certificates representing such Partner’s units duly endorsed for transfer (free and clear of any liens, claims and encumbrances) and any similar, related or other documents.

(iii) All bills of sale or other transfer documents that the LHR determines are necessary, advisable or convenient to effectuate transfers or sales of a Defaulting Partner’s Partnership Units pursuant to Section 4.7 or otherwise to give effect to any remedy pursuant to Section 4.7 in connection with any Default.

(iv) All lock-ups necessary, convenient or in the best interests of the Partnership in the determination of the LHR in connection with the Lineage IPO and the Settlement Process, consistent with Section 4.6.

(v) All certificates, agreements and other instruments, which the LHR deems necessary or appropriate, to effect redemptions under the Settlement Process, including all instruments and documentation required by any transfer agent.

(b) The appointment by all Legacy Holders of the LHR as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Legacy Holders under this Legacy Unit Designation will be relying upon the power of the LHR to act as contemplated by this Legacy Unit Designation in any filing and other action by it on behalf of the Partnership or the Legacy Holders, shall survive the incapacitation of any Person hereby giving such power, and the transfer or assignment or reclassification of all or any portion of the Legacy Units of such Person in the Partnership; provided that in the event of the assignment by a Legacy Holder of all of its Legacy Units, the foregoing power of attorney of an assignor Legacy Holder shall survive such assignment; and provided further that if such assignee is admitted as a substitute Partner pursuant to the Partnership Agreement and this Legacy Unit Designation, the foregoing power of attorney shall survive with respect to the transferring Partner only to the extent of, and for the purpose of, enabling the LHR to execute, acknowledge, swear to and file any instruments necessary to effect the substitution of the assignee as a substitute Partner. This power of attorney may be exercised by such attorney-in-fact for all Legacy Holders (or any of them) by a single signature of the LHR acting as attorney-in-fact with or without listing all of the Legacy Holders executing an instrument.

Section 2.9 LHR Reimbursement, Expenses and Liability.

(a) The Legacy Holders approve the form of Reimbursement Agreement attached as an exhibit to the Form S-11 Registration Statement of Lineage REIT, pursuant to which, among other matters, Lineage Holdings will (i) assume responsibility for all obligations, costs, fees, expenses and liabilities of the LHR, (ii) assume responsibility for various obligations, costs, fees, expenses and liabilities of BGLH and the Bay Grove Affiliates and (iii) indemnify the LHR, BGLH, the Bay Grove Affiliates and other Persons as set forth therein.

(b) The LHR is not obligated to make any advance to, or for the account of, the Partnership, nor to pay any sums to any Person other than from amounts provided by the Partnership or another Lineage Entity; the LHR is not obligated to incur any liability or obligation for the account of the Partnership or any other Lineage Entity without assurance that the necessary funds for the discharge of the liability or obligation will be provided by the Partnership or another Lineage Entity; and the LHR shall be included as an “Indemnitee” as defined in the Partnership Agreement.

(c) The Legacy Holders approve the form of TSA attached as an exhibit to the Form S-11 Registration Statement of Lineage REIT, pursuant to which a Bay Grove Affiliate will provide the Lineage Entities with transition services supporting capital deployment and mergers and acquisitions activity for three years following the Lineage IPO in exchange for the compensation and other benefits to the Bay Grove Affiliates set forth in the TSA.

Section 2.10 Restrictions on General Partner’s Authority.

(a) The General Partner may not take any action in contravention of an express prohibition or limitation of this Legacy Unit Designation without the written consent of the LHR, and may not enter into any contract, mortgage, loan or other agreement on behalf of the Partnership that prohibits or restricts the Final Distribution, any other Securities Settlement or any Cash Settlement without the written consent of the LHR.

(b) Except as provided in Section 7.3(c) of the Partnership Agreement, the General Partner shall not, without the prior consent of the LHR, amend, modify or terminate this Legacy Unit Designation at any time during which any Partnership Units continue to be classified as Legacy Units.

Section 2.11 Initial Holding Period. Notwithstanding anything to the contrary in the Partnership Agreement, the Initial Holding Period applicable to any Legacy Unit, and any Partnership Common Unit that is a reclassified Legacy Unit, shall be deemed to have expired on the date on which such Legacy Unit is reclassified as a Partnership Common Unit.

ARTICLE 3

DISTRIBUTIONS

Section 3.1 Requirement and Characterization of Distributions.

(a) Certain Distributions. The Legacy Units are not entitled to any preference in distribution relative to the Partnership Common Units or the LTIP Units; instead, all Legacy Units, all Partnership Common Units and all LTIP Units are pari passu. Pursuant to Section 5.1 of the Partnership Agreement, the Partnership shall make distributions to the Legacy Holders in such amounts and at such times as the General Partner may determine in the following order of priority:

All distributions made pursuant to clause (b) of Section 5.1 of the Partnership Agreement shall first be apportioned among the Partnership Common Units, the Legacy Class A Units, the Legacy Class B Units, the LTIP Units and any other Partnership Units that are pari passu with the Partnership Common Units based on the Percentage Interest held by each relative to all Partnership Common Units, Legacy Class A Units, Legacy Class B Units, LTIP Units and any other Partnership Units that are pari passu with the Partnership Common Units, collectively. Amounts initially apportioned to the Partnership Common Units, the LTIP Units or any other Partnership Units that are pari passu with the Partnership Common Units shall be distributed in accordance with Section 5.1 of the Partnership Agreement. Amounts initially apportioned to holders of the Legacy Class B Units shall be distributed pro rata to such holders based on their respective Percentage Interests (relative to each other holder of Legacy Class B Units). Amounts initially apportioned to the Legacy Class A Units shall be further apportioned among the various Sub-Classes of Legacy Class A Units pro rata in proportion to their respective Sub-Class Ratios. The amounts so apportioned to each Sub-Class of Legacy Class A Units shall be distributed as follows:

(i) Legacy Class A-1 Distributions. Amounts apportioned to the Legacy Class A-1 Units shall be further apportioned to each Legacy Class A-1 Unit in equal amounts and such apportioned amounts shall be distributed as follows:

(A) Priority Return: First, 100% to the holder of the A-1 Sub-Unit until the amount distributed in respect of such A-1 Sub-Unit pursuant to this Section 3.1(a)(i)(A) (plus any distributions pursuant to Section 3.2), and the amounts distributed in respect of such A-1 Sub-Unit’s predecessor Prior Class A Unit under the corresponding provisions of the Prior Agreement, equals the sum of the accrued and unpaid Priority Return in respect of such A-1 Sub-Unit of plus the Legacy Return Amount in respect of such A-1 Sub-Unit;

(B) Return of Capital: Second, after such A-1 Sub-Unit has satisfied the distributions set forth in Section 3.1(a)(i)(A) (it being understood that each A-1 Sub-Unit will enter the distribution tranche represented by this Section 3.1(a)(i)(B) at different times), distributions shall continue to the holder of such A-1 Sub-Unit until the amount distributed in respect of such A-1 Sub-Unit pursuant to this Section 3.1(a)(i)(B) (plus any distributions on such A-1 Sub-Unit pursuant to Section 3.2 that are not applied to Section 3.1(a)(i)(A)), and the amounts distributed in respect of such A-1 Sub-Unit’s predecessor Prior Class A Unit under the corresponding provisions of the Prior Agreement, equals the Legacy Contributions with respect to such A-1 Sub-Unit;

(C) Catch-Up: Third, after such A-1 Sub-Unit has satisfied the distributions set forth in Section 3.1(a)(i)(B) (it being understood that each A-1 Sub-Unit will enter the distribution tranche represented by this Section 3.1(a)(i)(C) at different times), distributions shall be paid to the holder of the Founders Equity Share for such Legacy Class A-1 Unit until the amounts distributed pursuant to this Section 3.1(a)(i)(C) (plus any distributions on such Legacy Class A-1 Unit pursuant to Section 3.2 that are not applied to Section 3.1(a)(i)(A) or Section 3.1(a)(i)(B)), and the amounts distributed in respect of the Founders Equity Share on the predecessor Prior Class C Unit interest under the corresponding provisions of the Prior Agreement, equals 20% of the total amounts distributed pursuant to Section 3.1(a)(i)(A) and this Section 3.1(a)(i)(C) (including amounts distributed pursuant to Section 3.2 that are attributable to Section 3.1(a)(i)(A)) and amounts distributed under the corresponding provisions of the Prior Agreement; and

(D) 80/20 Split: Thereafter, once such Legacy Class A-1 Unit has satisfied the distributions set forth in Section 3.1(a)(i)(C) (it being understood that each Legacy Class A-1 Unit will enter the distribution tranche represented by this Section 3.1(a)(i)(D) at different times), distributions shall continue in respect of such Legacy Class A-1 Unit as follows: (A) 80% to the holder of such A-1 Sub-Unit; and (B) 20% to the holder of the Founders Equity Share in respect of such Legacy Class A-1 Unit.

(ii) Legacy Class A-2 Distributions. Amounts apportioned to the Legacy Class A-2 Units shall be further apportioned to each Legacy Class A-2 Unit in equal amounts and such apportioned amounts shall be distributed as follows:

(A) Priority Return: First, 100% to the holder of the A-2 Sub-Unit until the amount distributed in respect of such A-2 Sub-Unit pursuant to this Section 3.1(a)(ii)(A) (plus any distributions pursuant to Section 3.2), and the amounts distributed in respect of such A-2 Sub-Unit’s predecessor Prior Class A Unit under the corresponding provisions of the Prior Agreement, equals the accrued and unpaid Priority Return in respect of such A-2 Sub-Unit;

(B) Return of Capital: Second, after such A-2 Sub-Unit has satisfied the distributions set forth in Section 3.1(a)(ii)(A) (it being understood that each A-2 Sub-Unit will enter the distribution tranche represented by this Section 3.1(a)(ii)(B) at different times), distributions shall continue to the holder of such A-2 Sub-Unit until the amount distributed in respect of such A-2 Sub-Unit pursuant to this Section 3.1(a)(ii)(B) (plus any distributions on such A-2 Sub-Unit pursuant to Section 3.2 that are not applied to Section 3.1(a)(ii)(A)), and the amounts distributed in respect of such A-2 Sub-Unit’s predecessor Prior Class A Unit under the corresponding provisions of the Prior Agreement, equals the Legacy Contributions with respect to such A-2 Sub-Unit;

(C) Catch-Up: Third, after such A-2 Sub-Unit has satisfied the distributions set forth in Section 3.1(a)(ii)(B) (it being understood that each A-2 Sub-Unit will enter the distribution tranche represented by this Section 3.1(a)(ii)(C) at different times), distributions shall be paid to the holder of the Founders Equity Share for such Legacy Class A-2 Unit until the amounts distributed pursuant to this Section 3.1(a)(ii)(C) (plus any distributions on such Legacy Class A-2 Unit pursuant to Section 3.2 that are not applied to Section 3.1(a)(ii)(A) or Section 3.1(a)(ii)(B)), and the amounts distributed in respect of the Founders Equity Share on the predecessor Prior Class C Unit interest under the corresponding provisions of the Prior Agreement, equals 20% of the total amounts distributed pursuant to Section 3.1(a)(ii)(A) and this Section 3.1(a)(ii)(C) (including amounts distributed pursuant to Section 3.2 that are attributable to Section 3.1(a)(ii)(A)) and amounts distributed under the corresponding provisions of the Prior Agreement; and

(D) 80/20 Split: Thereafter, once such Legacy Class A-2 Unit has satisfied the distributions set forth in Section 3.1(a)(ii)(C) (it being understood that each Legacy Class A-2 Unit will enter the distribution tranche represented by this Section 3.1(a)(ii)(D) at different times), distributions shall continue in respect of such Legacy Class A-2 Unit as follows: (A) 80% to the holder of such A-2 Sub-Unit; and (B) 20% to the holder of the Founders Equity Share in respect of such Legacy Class A-2 Unit.

(iii) Legacy Class A-3 Distributions. Amounts apportioned to the Legacy Class A-3 Units shall be further apportioned to each Legacy Class A-3 Unit in equal amounts and such apportioned amounts shall be distributed according to the first alternative or second alternative below, based on whichever alternative results in the Founders Equity Share receiving the greatest amount of aggregate distributions through and including such date (it being agreed that different alternatives below may apply as of different dates of distribution):

(A) First Alternative:

(1) Priority Return: First, 100% to the holder of the A-3 Sub-Unit until the amount distributed in respect of such A-3 Sub-Unit pursuant to this Section 3.1(a)(iii)(A)(1) and Section 3.1(a)(iii)(B)(1) (plus any distributions pursuant to Section 3.2), and the amounts distributed in respect of such A-3 Sub-Unit’s predecessor Prior Class A Unit under the corresponding provisions of the Prior Agreement, equals the accrued and unpaid Priority Return in respect of such A-3 Sub-Unit;

(2) Return of Capital: Second, after such A-3 Sub-Unit has satisfied the distributions set forth in Section 3.1(a)(iii)(A)(1) (it being understood that each A-3 Sub-Unit will enter the distribution tranche represented by this Section 3.1(a)(iii)(A)(2) at different times), distributions shall continue to the holder of such A-3 Sub-Unit until the amount distributed in respect of such A-3 Sub-Unit pursuant to this Section 3.1(a)(iii)(A)(2) and Section 3.1(a)(iii)(B)(2) (plus any distributions on such A-3 Sub-Unit pursuant to Section 3.2 that are not applied to Section 3.1(a)(iii)(A)(1) or Section 3.1(a)(iii)(B)(1)), and the amounts distributed in respect of such A-3 Sub-Unit’s predecessor Prior Class A Unit under the corresponding provisions of the Prior Agreement, equals the Legacy Contributions with respect to such A-3 Sub-Unit;

(3) Catch-Up: Third, after such A-3 Sub-Unit has satisfied the distributions set forth in Section 3.1(a)(iii)(A)(2) (it being understood that each A-3 Sub-Unit will enter the distribution tranche represented by this Section 3.1(a)(iii)(A)(3) at different times), distributions shall be paid to the holder of the Founders Equity Share for such Legacy Class A-3 Unit until the amounts distributed pursuant to this Section 3.1(a)(iii)(A)(3) and Section 3.1(a)(iii)(B)(3) (plus any distributions on such Legacy Class A-3 Unit pursuant to Section 3.2 that are not applied to Section 3.1(a)(iii)(A)(1), Section 3.1(a)(iii)(A)(2), Section 3.1(a)(iii)(B)(1) or Section 3.1(a)(iii)(B)(2)), and the amounts distributed in respect of the Founders Equity Share on the predecessor Prior Class C Unit interest under the corresponding provisions of the Prior Agreement, equals 20% of the total amounts distributed pursuant to Section 3.1(a)(iii)(A)(1), Section 3.1(a)(iii)(B)(1), this Section 3.1(a)(iii)(A)(3) and Section 3.1(a)(iii)(B)(3) (including amounts distributed pursuant to Section 3.2 that are attributable to Section 3.1(a)(iii)(A)(1) or Section 3.1(a)(iii)(B)(1)) and amounts distributed under the corresponding provisions of the Prior Agreement; and

(4) 80/20 Split: Thereafter, once such Legacy Class A-3 Unit has satisfied the distributions set forth in Section 3.1(a)(iii)(A)(3) (it being understood that each Legacy Class A-3 Unit will enter the distribution tranche represented by this Section 3.1(a)(iii)(A)(4) at different times), distributions shall continue in respect of such Legacy Class A-3 Unit as follows: (A) 80% to the holder of such A-3 Sub-Unit; and (B) 20% to the holder of the Founders Equity Share in respect of such Legacy Class A-3 Unit.

(B) Second Alternative:

(1) Priority Return: First, 100% to the holder of the A-3 Sub-Unit until the amount distributed in respect of such A-3 Sub-Unit pursuant to this Section 3.1(a)(iii)(B)(1) and Section 3.1(a)(iii)(A)(1) (plus any distributions pursuant to Section 3.2), and the amounts distributed in respect of such A-3 Sub-Unit’s predecessor Prior Class A Unit under the corresponding provisions of the Prior Agreement, equals the accrued and unpaid Alternative Priority Return in respect of such A-3 Sub-Unit;

(2) Return of Capital: Second, after such A-3 Sub-Unit has satisfied the distributions set forth in Section 3.1(a)(iii)(B)(1) (it being understood that each A-3 Sub-Unit will enter the distribution tranche represented by this Section 3.1(a)(iii)(B)(2) at different times), distributions shall continue to the holder of such A-3 Sub-Unit until the amount distributed in respect of such A-3 Sub-Unit pursuant to this Section 3.1(a)(iii)(B)(2) and Section 3.1(a)(iii)(A)(2) (plus any distributions on such A-3 Sub-Unit pursuant to Section 3.2 that are not applied to Section 3.1(a)(iii)(B)(1) or Section 3.1(a)(iii)(A)(1)), and the amounts distributed in respect of such A-3 Sub-Unit’s predecessor Prior Class A Unit under the corresponding provisions of the Prior Agreement, equals the Legacy Contributions with respect to such A-3 Sub-Unit;

(3) Catch-Up: Third, after such A-3 Sub-Unit has satisfied the distributions set forth in Section 3.1(a)(iii)(B)(2) (it being understood that each A-3 Sub-Unit will enter the distribution tranche represented by this Section 3.1(a)(iii)(B)(3) at different times), distributions shall be paid to the holder of the Founders Equity Share for such Legacy Class A-3 Unit until the amounts distributed pursuant to this Section 3.1(a)(iii)(B)(3) and Section 3.1(a)(iii)(A)(3) (plus any distributions on such Legacy Class A-3 Unit pursuant to Section 3.2 that are not applied to Section 3.1(a)(iii)(B)(1), Section 3.1(a)(iii)(B)(2), Section 3.1(a)(iii)(A)(1) or Section 3.1(a)(iii)(A)(2)), and the amounts distributed in respect of the Founders Equity Share on the predecessor Prior Class C Unit interest under the corresponding provisions of the Prior Agreement, equals 30% of the total amounts distributed pursuant to Section 3.1(a)(iii)(B)(1), Section 3.1(a)(iii)(A)(1), this Section 3.1(a)(iii)(B)(3) and Section 3.1(a)(iii)(A)(3) (including amounts distributed pursuant to Section 3.2 that are attributable to Section 3.1(a)(iii)(B)(1) or Section 3.1(a)(iii)(A)(1)) and amounts distributed under the corresponding provisions of the Prior Agreement; and

(4) 70/30 Split: Thereafter, once such Legacy Class A-3 Unit has satisfied the distributions set forth in Section 3.1(a)(iii)(B)(3) (it being understood that each Legacy Class A-3 Unit will enter the distribution tranche represented by this Section 3.1(a)(iii)(B)(4) at different times), distributions shall continue in respect of such Legacy Class A-3 Unit as follows: (A) 70% to the holder of such A-3 Sub-Unit; and (B) 30% to the holder of the Founders Equity Share in respect of such Legacy Class A-3 Unit.

(iv) Legacy Class A-4 Distributions. Amounts apportioned to the Legacy Class A-4 Units shall be further apportioned to each Legacy Class A-4 Unit in equal amounts and such apportioned amounts shall be distributed according to the first alternative or second alternative below, based on whichever alternative results in the Founders Equity Share receiving the greatest amount of aggregate distributions through and including such date (it being agreed that different alternatives below may apply as of different dates of distribution):

(A) First Alternative:

(1) Priority Return: First, 100% to the holder of the A-4 Sub-Unit until the amount distributed in respect of such A-4 Sub-Unit pursuant to this Section 3.1(a)(iv)(A)(1) and Section 3.1(a)(iv)(B)(1) (plus any distributions pursuant to Section 3.2), and the amounts distributed in respect of such A-4 Sub-Unit’s predecessor Prior Class A Unit under the corresponding provisions of the Prior Agreement, equals the accrued and unpaid Priority Return in respect of such A-4 Sub-Unit;

(2) Return of Capital: Second, after such A-4 Sub-Unit has satisfied the distributions set forth in Section 3.1(a)(iv)(A)(1) (it being understood that each A-4 Sub-Unit will enter the distribution tranche represented by this Section 3.1(a)(iv)(A)(2) at different times), distributions shall continue to the holder of such A-4 Sub-Unit until the amount distributed in respect of such A-4 Sub-Unit pursuant to this Section 3.1(a)(iv)(A)(2) and Section 3.1(a)(iv)(B)(2) (plus any distributions on such A-4 Sub-Unit pursuant to Section 3.2 that are not applied to Section 3.1(a)(iv)(A)(1) or Section 3.1(a)(iv)(B)(1)), and the amounts distributed in respect of such A-4 Sub-Unit’s predecessor Prior Class A Unit under the corresponding provisions of the Prior Agreement, equals the Legacy Contributions with respect to such A-4 Sub-Unit;

(3) Catch-Up: Third, after such A-4 Sub-Unit has satisfied the distributions set forth in Section 3.1(a)(iv)(A)(2) (it being understood that each A-4 Sub-Unit will enter the distribution tranche represented by this Section 3.1(a)(iv)(A)(3) at different times), distributions shall be paid to the holder of the Founders Equity Share for such Legacy Class A-4 Unit until the amounts distributed pursuant to this Section 3.1(a)(iv)(A)(3) and Section 3.1(a)(iv)(B)(3) (plus any distributions on such Legacy Class A-4 Unit pursuant to Section 3.2 that are not applied to Section 3.1(a)(iv)(A)(1), Section 3.1(a)(iv)(A)(2), Section 3.1(a)(iv)(B)(1) or Section 3.1(a)(iv)(B)(2)), and the amounts distributed in respect of the Founders Equity Share on the predecessor Prior Class C Unit interest under the corresponding provisions of the Prior Agreement, equals 20% of the total amounts distributed pursuant to Section 3.1(a)(iv)(A)(1), Section 3.1(a)(iv)(B)(1), this Section 3.1(a)(iv)(A)(3) and Section 3.1(a)(iv)(B)(3) (including amounts distributed pursuant to Section 3.2 that are attributable to Section 3.1(a)(iv)(A)(1) or Section 3.1(a)(iv)(B)(1)) and amounts distributed under the corresponding provisions of the Prior Agreement; and

(4) 80/20 Split: Thereafter, once such Legacy Class A-4 Unit has satisfied the distributions set forth in Section 3.1(a)(iv)(A)(3) (it being understood that each Legacy Class A-4 Unit will enter the distribution tranche represented by this Section 3.1(a)(iv)(A)(4) at different times), distributions shall continue in respect of such Legacy Class A-4 Unit as follows: (A) 80% to the holder of such A-4 Sub-Unit; and (B) 20% to the holder of the Founders Equity Share in respect of such Legacy Class A-4 Unit.

(B) Second Alternative:

(1) Priority Return: First, 100% to the holder of the A-4 Sub-Unit until the amount distributed in respect of such A-4 Sub-Unit pursuant to this Section 3.1(a)(iv)(B)(1) and Section 3.1(a)(iv)(A)(1) (plus any distributions pursuant to Section 3.2), and the amounts distributed in respect of such A-4 Sub-Unit’s predecessor Prior Class A Unit under the corresponding provisions of the Prior Agreement, equals the accrued and unpaid Alternative Priority Return in respect of such A-4 Sub-Unit;

(2) Return of Capital: Second, after such A-4 Sub-Unit has satisfied the distributions set forth in Section 3.1(a)(iv)(B)(1) (it being understood that each A-4 Sub-Unit will enter the distribution tranche represented by this Section 3.1(a)(iv)(B)(2) at different times), distributions shall continue to the holder of such A-4 Sub-Unit until the amount distributed in respect of such A-4 Sub-Unit pursuant to this Section 3.1(a)(iv)(B)(2) and Section 3.1(a)(iv)(A)(2) (plus any distributions on such A-4 Sub-Unit pursuant to Section 3.2 that are not applied to Section 3.1(a)(iv)(B)(1) or Section 3.1(a)(iv)(A)(1)), and the amounts distributed in respect of such A-4 Sub-Unit’s predecessor Prior Class A Unit under the corresponding provisions of the Prior Agreement, equals the Legacy Contributions with respect to such A-4 Sub-Unit;

(3) Catch-Up: Third, after such A-4 Sub-Unit has satisfied the distributions set forth in Section 3.1(a)(iv)(B)(2) (it being understood that each A-4 Sub-Unit will enter the distribution tranche represented by this Section 3.1(a)(iv)(B)(3) at different times), distributions shall be paid to the holder of the Founders Equity Share for such Legacy Class A-4 Unit until the amounts distributed pursuant to this Section 3.1(a)(iv)(B)(3) and Section 3.1(a)(iv)(A)(3) (plus any distributions on such Legacy Class A-4 Unit pursuant to Section 3.2 that are not applied to Section 3.1(a)(iv)(B)(1),

Section 3.1(a)(iv)(B)(2), Section 3.1(a)(iv)(A)(1) or Section 3.1(a)(iv)(A)(2)), and the amounts distributed in respect of the Founders Equity Share on the predecessor Prior Class C Unit interest under the corresponding provisions of the Prior Agreement, equals 30% of the total amounts distributed pursuant to Section 3.1(a)(iv)(B)(1), Section 3.1(a)(iv)(A)(1), this Section 3.1(a)(iv)(B)(3) and Section 3.1(a)(iv)(A)(3) (including amounts distributed pursuant to Section 3.2 that are attributable to Section 3.1(a)(iv)(B)(1) or Section 3.1(a)(iv)(A)(1)) and amounts distributed under the corresponding provisions of the Prior Agreement; and

(4) 70/30 Split: Thereafter, once such Legacy Class A-4 Unit has satisfied the distributions set forth in Section 3.1(a)(iv)(B)(3) (it being understood that each Legacy Class A-4 Unit will enter the distribution tranche represented by this Section 3.1(a)(iv)(B)(4) at different times), distributions shall continue in respect of such Legacy Class A-4 Unit as follows: (A) 70% to the holder of such A-4 Sub-Unit; and (B) 30% to the holder of the Founders Equity Share in respect of such Legacy Class A-4 Unit.

(v) Cumulative Distributions: For all purposes of this Legacy Unit Designation, any distributions previously made to the holders of any Legacy Units by BGLH during the period in which such Legacy Units were corresponding units of BGLH shall be treated as if distributed by the Partnership to the Legacy Holders holding such Legacy Units for purposes of determining the respective distribution entitlements of the Legacy Holders pursuant to this Legacy Unit Designation (it being agreed that the Founders Equity Share in respect of Legacy Units is separate from the Class C Units remaining in existence at BGLH).

(b) Tax Distributions. From and after the Effective Time, the holder of the Founders Equity Share is not entitled to receive any tax distribution advances from the Partnership. In addition, all prior tax distribution advances made to the holder of the Founders Equity Share by the Partnership have been fully settled with the Partnership, and all rights of the Founders Equity Share to receive distributions without any offset for the prior tax distribution advances made by the Partnership have been fully restored (and the Capital Account balance of the holder of the Founders Equity Share has also been similarly restored). As a result, the holder of the Founders Equity Share is entitled to receive all distributions set forth for the Founders Equity Share in Section 3.1(a) and Section 3.2 of this Legacy Unit Designation without any reduction to or offset against such amounts for any prior tax distributions received.

(c) Prior Special Distributions. From and after the Effective Time, the holder of the Founders Equity Share is not entitled to receive any advances against the Founders Equity Share, and all prior distribution advances made to the holder of the Founders Equity Share have been fully settled with the Partnership, and all rights of the holder of the Founders Equity Share to receive distributions without any offset for any prior distribution advances have been fully restored (and the Capital Account balance of the holder of the Founders Equity Share has also been similarly restored). As a result, the holder of the Founders Equity Share is entitled to receive all distributions set forth for the Founders Equity Share in Section 3.1(a) and Section 3.2 of this Legacy Unit Designation without any reduction to or offset against such amounts.

(d) Distributions Limited. No Partner shall be entitled to any distribution or payment with respect to any Legacy Units upon the resignation or withdrawal of such Partner. Distributions may be limited and repayable as provided in the Act.

(e) Impact of Reclassification. Any reclassification of Legacy Class A Units into Partnership Common Units shall be treated for purposes of the economic sharing in Section 3.1(a) and Section 3.2 of this Legacy Unit Designation as an in-kind distribution of Partnership Common Units in redemption of the corresponding Legacy Class A Units, such that (i) the holders of the A-Piece Sub-Units associated with each Legacy Class A Unit will receive that portion of the Partnership Common Units into which such Legacy Class A Units are reclassified as reflects the A-Piece Sub-Unit share under Section 3.1(a) and Section 3.2 and (ii) the holder of the Founders Equity Share will receive that portion of the Partnership Common Units into which such Legacy Class A Units are reclassified as reflects the C-Piece Sub-Unit share under Section 3.1(a) and Section 3.2. No fractional Partnership Common Units shall be issued upon the reclassification of Legacy Class A Units; however, each holder’s share will be considered in the aggregate upon the reclassification of any group of Legacy Class A Units in which the A-Piece Sub-Unit is held by the same holder. Any remaining fractional unit will instead be settled through a cash payment for the fractional interest not received.

Section 3.2 Distributions Upon Dissolution. Proceeds from a sale or liquidation of all or substantially all of the assets of the Partnership and amounts available upon dissolution attributable to the Legacy Units, after payment of, or adequate provision for, the debts and obligations of the Partnership as set forth in Section 13.2(a)(i) through Section 13.2(a)(iii) of the Partnership Agreement, shall be distributed to the Legacy Holders in accordance with Section 3.1.

Section 3.3 Distribution of Assets in Kind. No Legacy Holder shall have the right to require any distribution of any assets of the Partnership to be made in cash or in kind. If any assets of the Partnership are distributed in kind, such assets shall be distributed on the basis of their fair market value as determined by the General Partner in good faith. All in kind distributions shall be made in accordance with Section 4.4 or Section 4.6. The General Partner and the LHR may each retain such advisors as it deems necessary to assist it in determining the value of any property to be allocated or distributed by the Partnership. The determination of the General Partner shall be binding on all Legacy Holders; and any determination of the LHR that does not conflict with a determination of the General Partner on these matters shall also be binding on all Legacy Holders.

ARTICLE 4

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 4.1 General Restrictions on Legacy Transfers. Notwithstanding any right given in any Prior Side Letter or in the Partnership Agreement (including Article 11 thereof), but nevertheless subject to any additional restrictions set forth in Article 11 of the Partnership Agreement:

(a) Generally. Other than as permitted pursuant to Section 4.2, no Legacy Holder may make a Legacy Transfer of all or any part of its Legacy Units or any beneficial interest therein without both (i) the prior written consent of the LHR, which approval may be given or withheld by the LHR in its sole discretion, and (ii) compliance with the Transfer restrictions in Article 11 of the Partnership Agreement. Moreover, in the case of a Legacy Holder for which the Legacy Units represent substantially all of the total assets or property held by such Legacy Holder, a change of control of such Legacy Holder or other indirect Legacy Transfer of Legacy Units shall also be prohibited absent (i) prior written consent of the LHR, which approval may be given or withheld by the LHR in its sole discretion, and (ii) compliance with the Transfer restrictions in Article 11 of the Partnership Agreement. The Legacy Holders and the LHR intend to apply the broadest possible restrictions on Legacy Transfers pursuant to this Legacy Unit Designation in order to promote the success of the Settlement Process and to protect against any competing liquidity measures that could adversely impact pricing, market perception or demand for REIT Shares or Partnership Common Units or in any way impede the Settlement Process. Nothing in this Section 4.1 shall prohibit any Legacy Holder’s participation in the Settlement Process in the manner contemplated pursuant to Section 4.6.

(b) Secondary Transactions. No Legacy Holder may engage in, solicit or respond to offerings for any Legacy Transfer of any Partnership Interest or beneficial interest therein to a third party (a “Secondary Transaction”), including another Partner of the Partnership, without the prior written consent of the LHR, which approval may be given or withheld by the LHR in its sole discretion. In the event any Legacy Holder is approached or presented with an offer to engage in a Secondary Transaction, such Legacy Holder shall use commercially reasonable efforts promptly to provide written notice thereof to the LHR with the details of such offer.

(c) Hedging and Derivatives. A Legacy Holder may not effect or permit any Legacy Transfer of any economic participation in any Legacy Units or any beneficial interest therein, whether by way of a synthetic or other derivative instrument or arrangement or otherwise, nor may a Legacy Holder hedge or short its Legacy Units or any interest therein, in each case without the prior written consent of the LHR, which approval may be given or withheld by the LHR in its sole discretion.

(d) Pledging. A Legacy Holder may not pledge, mortgage, grant any security interest in or lien on, charge, hypothecate or otherwise encumber in any manner any portion of its Legacy Units or any beneficial interest therein, in each case: (i) without the prior written consent of the LHR, which approval may be given or withheld by the LHR in its sole discretion; or (ii) pursuant to a particular transaction that was in effect prior to the Effective Date and previously approved in writing by the General Partner.

(e) Entire Agreement. The Partnership, the LHR, the General Partner and each Legacy Holder hereby agree that this Article 4 of this Legacy Unit Designation, together with any additional restrictions on Transfers pursuant to the Partnership Agreement, constitutes the entire agreement of the Partnership, the LHR, the General Partner and each Legacy Holder relating to Legacy Transfers, Secondary Transactions, hedging, derivatives, pledges and other forms of assignment or encumbrance of any kind regarding Legacy Units or any beneficial interest therein and supersedes all Prior Side Letters (which are terminated in accordance with Section 4.6(a)(ii)) and any other prior contracts, agreements, arrangements or understandings with respect to any such matters.

Section 4.2 Permitted Transfers. Notwithstanding any right given in any Prior Side Letter (which are terminated in accordance with Section 4.6(a)(ii)):

(a) Certain Permitted Legacy Transfers. Notwithstanding the provisions of Section 4.1 hereof, the following Legacy Transfers (“Permitted Legacy Transfers”) are permitted without the prior written consent of, or notice to, the LHR, and such permitted Legacy Transfers shall additionally be deemed to be “Permitted Transfers” for purposes of the Partnership Agreement, provided in each case that such Legacy Transfers would not violate any of the conditions in Section 4.2(c):

(i) If the Legacy Holder is (or is directly or indirectly owned by) a private investment vehicle managed by an investment manager, (A) a transfer or issuance of interests among direct or indirect limited partners or other similar investors in such private investment vehicle if such private investment vehicle was not formed for the primary purpose of acquiring interests directly or indirectly in any Lineage Entity, and any interests held directly or indirectly in any Lineage Entities are neither the only asset nor the primary asset held by such private investment vehicle or its parent entity and provided further that such transfer does not result in an increase in the aggregate percentage of equity participation by benefit plan investors (as defined in the ERISA Regulations, a “Benefit Plan Investor”) in any class of equity interests in the Partnership, as calculated under the ERISA Regulations, or (B) ownership changes in such Legacy Holder’s investment manager; provided in each case that such transfers or issuances would comply with Section 4.2(d), satisfy the requirements of Section 15.16 of the Partnership Agreement and not cause any remedies under Section 15.16 of the Partnership Agreement to apply, not result in an increase in the aggregate percentage of equity participation by Benefit Plan Investors in any class of equity interests in the Partnership, as calculated under the ERISA Regulations, and not result in any representation made by such Legacy Holder in its Subscription Agreement failing to be true and complete; it being agreed that this Section 4.2(a)(i) permits only qualifying ownership transfers within a Legacy Holder and does not permit any direct transfers of Legacy Units (which would instead be subject to Section 4.1).

(ii) If the Legacy Holder is a family office within the meaning of 17 CFR 275.202(a)(11)(G)-1 in the U.S. Code of Federal Regulations, a transfer or issuance of interests among family members or family office employees holding interests in such Legacy Holder; provided in each case that such transfers or issuances would comply with Section 4.2(d), satisfy the requirements of Section 15.16 of the Partnership Agreement and not cause any remedies under Section 15.16 of the Partnership Agreement to apply, not result in an increase in the aggregate percentage of equity participation by Benefit Plan Investors in any class of equity interests in the Partnership, as calculated under the ERISA Regulations, and not result in any representation made by such Legacy Holder in its Subscription Agreement failing to be true and complete; it being agreed that this Section 4.2(a)(ii) permits only qualifying ownership transfers within a Legacy Holder and does not permit any direct transfers of Legacy Units (which would instead be subject to Section 4.1).

(b) Permitted Legacy Transfers. The LHR will not withhold or delay its consent to the following types of Legacy Transfers if such Legacy Transfers meet the conditions below:

(i) A Legacy Transfer by beneficiary designation, will or intestate succession;

(ii) A Legacy Transfer to a trust or entity established by the Legacy Holder for the benefit of the Legacy Holder or the Legacy Holder’s immediate family (or the Legacy Holder’s sibling, spouse of sibling, or immediate family of the sibling or spouse of sibling); and

(iii) A Legacy Transfer by a Legacy Holder to an Affiliate of such Legacy Holder, where the LHR in its sole discretion has determined that such Transfer would not constitute a Secondary Transaction;

provided in each of the foregoing cases that, unless otherwise waived by the General Partner and the LHR (as applicable), each in its sole discretion in writing: (A) such transferee has agreed in writing on a form prescribed by the Partnership to be bound by all provisions of the Partnership Agreement and this Legacy Unit Designation, (B) each of the General Partner and the LHR in its sole discretion has determined that such Legacy Transfer would comply with Section 4.2(d), would not result in an increase in the aggregate percentage of equity participation by Benefit Plan Investors in any class of equity interests in the Partnership, as calculated under the ERISA Regulations, (C) each of the General Partner, the LHR or both, as applicable, in their sole discretion has determined that such Legacy Transfer meets the conditions of Section 4.2(c), (D) the General Partner in its sole discretion has determined that the requirements of Section 15.16 of the Partnership Agreement shall have been satisfied and none of the restrictions contained therein would prohibit such Legacy Transfer or cause any remedies contained in Section 15.16 of the Partnership Agreement to apply, (E) the General Partner in its sole discretion has determined that such Legacy Transfer shall either be disregarded for U.S. federal income tax purposes or shall qualify as a “private transfer” within the meaning of Regulations Section 1.7704-1(e)(1), and (F) the LHR in its sole discretion has determined that such Legacy Transfer would not impede, disrupt or interfere with a settlement event or otherwise adversely affect the Settlement Process.

(c) Legacy Transfer Conditions. Notwithstanding any contrary provision in the Partnership Agreement, the Partnership shall not register a Legacy Transfer of Legacy Units by any Legacy Holder, and each Legacy Holder undertakes to each of the other Legacy Holders and the Partnership that it shall not at any time engage in a Legacy Transfer of Legacy Units, unless (in addition to obtaining the consent of the LHR where required in this Legacy Unit Designation and the consent of the General Partner where required in the Partnership Agreement or this Legacy Unit Designation):

(i) Such Legacy Transfer is in compliance with applicable legal and regulatory requirements, including applicable requirements under federal, state and foreign securities laws;

(ii) The General Partner determines, in its sole discretion, that (A) such Legacy Transfer could not reasonably be expected to result in: (1) the Partnership being treated as a corporation for United States federal income tax purposes or applicable state income tax purposes; (2) the Partnership failing to meet the “lack of actual trading” safe harbor, the private placement safe harbor set forth in Regulations Section 1.7704-1(h) or any other safe harbor from treatment as a “publicly traded partnership” selected by the General Partner, as described in Regulations Section 1.7704-1, or otherwise becoming a “publicly traded partnership,” as such term is defined in Sections 469(k)(2) or 7704(b) of the Code; (3) Partnership Interests being traded on an “established securities market” or a “secondary market or the substantial equivalent thereof” as those terms are defined in Regulations Section 1.7704-1 or (4) a termination of the Partnership for state income tax purposes, if applicable, and (B) such Legacy Transfer could not reasonably be expected to result in any REIT Subsidiary failing to qualify as a REIT for U.S. federal income tax purposes;

(iii) Each of the General Partner and the LHR determines in its sole discretion that such Legacy Transfer could not reasonably be expected to result in the assets of the Partnership being deemed “plan assets” subject to the U.S. Employee Retirement Income Security Act of 1974, as amended, or any successor statute or Section 4975 of the Code; and

(iv) Each of the General Partner and the LHR determines in its sole discretion that such Legacy Transfer could not reasonably be expected to (A) result in a violation of a statute, rule, order, directive, regulation or governmental administrative policy of a U.S. federal or state or non-U.S. governmental authority or stock exchange regulatory organization applicable to any Lineage Entity, the LHR, BGLH, any Bay Grove Affiliate or any of their respective Affiliates or subsidiaries, or (B) subject any Lineage Entity, the LHR, BGLH, any Bay Grove Affiliate or any of their respective Affiliates or subsidiaries to any material regulatory, legal or tax requirement to which it would not otherwise be subject or increase materially any regulatory, legal or tax requirement beyond what it would otherwise have been.

Each of the General Partner and the LHR, in its sole discretion, may waive any or all of the conditions set forth in Section 4.2(c)(iii) or Section 4.2(c)(iv) (but both must waive in order to have an effective waiver of such conditions), and the General Partner, in its sole discretion, may waive any or all of the conditions set forth in Section 4.2(c)(ii).

(d) Foreign Ownership Conditions. Notwithstanding any contrary provision in the Partnership Agreement or this Legacy Unit Designation, no Legacy Holder may make a Legacy Transfer of its Legacy Units to a Foreign Person or permit any direct or indirect Legacy Transfer of any interest in its Legacy Units or in such Legacy Holder to a Foreign Person, in each case except (i) with the prior written consent of the General Partner, which consent may be given or withheld by the General Partner in its sole discretion or (ii) to the extent such Transfer would not increase the number or value (whichever is more restrictive) of such Legacy Holder’s Legacy Units that are held, or treated as held, directly or indirectly by Foreign Persons for purposes of Section 897(h)(4)(B) of the Code. For this purpose, the term “Foreign Person” shall have the meaning ascribed thereto for purposes of Section 897(h)(4)(B) of the Code and the Regulations, including proposed Regulations, promulgated thereunder, and, for the avoidance of doubt, shall include a “qualified foreign pension fund” as defined in Section 897(l) of the Code. The foregoing provisions are intended to enable the General Partner (if it so chooses) to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code. Any Legacy Transfers in violation of the foregoing which would result in the General Partner failing to so qualify, shall be void ab initio, and the intended transferee shall acquire no rights in Legacy Units directly or indirectly so Legacy Transferred.

Section 4.3 Waiver of General Partner Right of First Refusal; Other Requirements(a) . With respect to all Permitted Legacy Transfers, the General Partner hereby waives (i) its right of first refusal as set forth in Section 11.3(a)(i) of the Partnership Agreement; (ii) the minimum transfer restriction set forth in Section 11.3(a)(iv) of the Partnership Agreement, and (iii) any requirement that Legacy Transfers only be made on the first day of a fiscal quarter of the Partnership, unless the General Partner otherwise Consents. In addition, the General Partner hereby consents to any Substituted Limited Partner approved by the LHR.

Section 4.4 Redemption; Reclassification; Repurchase. Pursuant to Section 4.6, Legacy Units will be reclassified into Partnership Common Units, and upon such reclassification, the holders of the A-Piece Sub-Unit and C-Piece Sub-Unit, respectively, of such Legacy Units will receive that number of Partnership Common Units that it would be entitled to according to the distribution provisions set forth in Section 3.1 herein. No Legacy Holder shall have any right to have any Legacy Units redeemed at any time except as set forth in Section 4.4(c). The LHR may nevertheless cause the General Partner to repurchase Legacy Units (or the Partnership Common Units into which such Legacy Units have been reclassified) from the Legacy Holders in accordance with the Settlement Process or additionally outside the Settlement Process from a Legacy Holder, in the sole discretion of either of the General Partner or the LHR, as follows (other than with respect to the right at the option of the Legacy Class A-4 Representative as set forth in Section 4.4(c) and other than as set forth below):

(a) Regulatory and Tax Compliance. At the election of either of the General Partner or the LHR, Legacy Units may be reclassified into Partnership Common Units or repurchased or redeemed at the fair market value of such Legacy Units as of the date of repurchase (as determined by the General Partner or the LHR, as applicable), to the extent such Legacy Units or the A-Piece Sub-Units of such Legacy Units (as applicable) are held or acquired by a Person not entitled to hold them pursuant to any law or regulation applicable to the Partnership, any other Lineage Entity, or to the extent the General Partner or the LHR deems necessary or appropriate to ensure that the Partnership is not deemed to hold “plan assets” within the meaning of the ERISA Regulations (as determined by either of the General Partner or the LHR, each in its sole discretion). The holders of the A-Piece Sub-Unit and C-Piece Sub-Unit of such reclassified Legacy Units (if such Legacy Units are Legacy Class A Units) will receive the amount that each such holder would receive in a liquidation of the Partnership if the actual value of the Legacy Units so reclassified constituted the entire value of the Partnership and such reclassified Legacy Units constituted the only units of the Partnership.

(b) Former Employees. At the election of the General Partner or the LHR at a price or for the reclassification of Legacy Units into Partnership Common Units, in either case reflecting no more than the fair market value of such Legacy Units as of the date of repurchase or reclassification (as determined by the General Partner or the LHR, as applicable), from any Person who previously was and is no longer employed by or providing service to any Lineage Entity (or in connection with such repurchase or reclassification transaction will no longer be employed by or providing service to any Lineage Entity).

(c) Special Legacy Class A-4 Right. On March 1, 2025, if the Legacy Class A-4 Units remain outstanding and they are not otherwise then promptly redeemable (and in no event later than 45 days later redeemable) for cash or exchanged for readily liquid equity of Lineage REIT saleable in a public market or private market in either case for an amount per Legacy Class A-4 Unit as would result in an aggregate value paid to the holder of the A-4 Sub-Units of at least the Legacy Class A-4 Target Amount per A-4 Sub-Unit (less the amount of all distributions theretofore made in respect of such A-4 Sub-Unit and its predecessor units to the current or any former holder of such A-4 Sub-Unit or predecessor units) after payment of the Founders Equity Share that would be paid upon redemption of the applicable Legacy Class A-4 Units, then by delivery of written notice thereof to the LHR not later than April 15, 2025, the Legacy Class A-4 Representative shall have the one-time right to provide written notice to the LHR (a “Legacy Class A-4 Election Notice”) requiring the Partnership to either, at the election of the Legacy Class A-4 Representative, (x) purchase, in accordance with this Section 4.4(c), all or any portion of the Legacy Class A-4 Units at a per unit redemption price (the “Legacy Class A-4 Unit Redemption Price”) (paid as described below) equal to the greater of (i) (A) such amount per Legacy Class A-4 Unit as would result in a redemption payment per purchased Legacy Class A-4 Unit to the respective holders of the A-4 Sub-Unit thereof (after deducting the Founders Equity Share that would be paid upon such redemption) of the Legacy Class A-4 Target Amount less (B) the amount of all distributions theretofore made in respect of such Legacy Class A-4 Unit to the current or any former holder of such A-4 Sub-Unit and (ii) the Legacy Class A-4 Unit FMV as of date of the Legacy Class A-4 Election Notice (any election pursuant to this clause (x), a “Legacy Class A-4 Redemption Election”) or (y) pay, in accordance with this Section 4.4(c), to such respective holders an amount per A-4 Sub-Unit held by such holders equal to (i) the Legacy Class A-4 Target Amount less (ii) the Legacy Class A-4 Unit FMV less (iii) the amount of all distributions theretofore made in respect of such A-4 Sub-Unit to the current or any former holder of such A-4 Sub-Unit, which payment obligation shall be satisfied by, at the election of the Legacy Class A-4 Representative, (A) a cash payment, (B) the issuance of new Legacy Class A Units (of such new or existing Sub-Class determined by the LHR in its sole discretion) to such holder, with each such A-Piece Sub-Unit of such Legacy Class A Unit for this purpose being deemed to have a value equal to the Legacy Class A-4 Unit FMV or (C) any combination of the foregoing (i.e., part cash and part new Legacy Class A Units); provided that the issuance of any such new Partnership Interest pursuant to this Section 4.4(c) shall be subject to the LHR’s determination, in its reasonable discretion, that the applicable holder is qualified to acquire such Legacy Class A Units and that the issuance thereof would not, if such issuance was a transfer of an equal number of outstanding Partnership Common Units, violate any provision of Section 11.3 of the Partnership Agreement or the Ownership Limit (any election pursuant to this clause (y), a “Legacy Class A-4 Top-Up Election”). The redemption of such Legacy Class A-4 Units pursuant to a Legacy Class A-4 Redemption Election or the payment pursuant to a Legacy Class A-4 Top-Up Election, as applicable, will occur on or prior to the sixtieth (60th) day following the date on which the LHR has received the applicable Legacy Class A-4 Election Notice, or if such day is not a Business Day then on the first Business Day thereafter (such date, the “Legacy Class A-4 Payment Date”). Each party shall pay the fees and expenses of its own attorneys, accountants and advisors in connection with the transactions contemplated by this Section 4.4(c). At the written request of the Legacy Class A-4 Representative, in order to assist the Legacy Class A-4 Representative in determining whether to exercise the rights in this Section 4.4(c), the LHR shall provide the Legacy Class A-4 Representative with a calculation of the Legacy Class A-4 Unit FMV. “Legacy Class A-4 Target Amount” shall mean an amount per Legacy Class A-4 Unit equal to $107.14.

(i) Legacy Class A-4 Redemption Elections. If the Legacy Class A-4 Unit Redemption Price in respect of any Legacy Class A-4 Redemption Election is the amount set forth in the foregoing clause (x)(i), then: (1) the redemption payment to the holder of each A-4 Sub-Unit being redeemed in respect of such Legacy Class A-4 Redemption Election will be the full amount that would result in a redemption payment for such A-4 Sub-Unit to the holder thereof (after deducting the Founders Equity Share that would be paid upon such redemption) of the Legacy Class A-4 Target Amount, less the amount of all distributions theretofore made in respect of such A-4 Sub-Unit to the current or any former holder of such A-4 Sub-Unit; and (2) the holder of the Founders Equity Share on such Legacy Class A-4 Units being redeemed will be paid by the Partnership the amount that the holder of the Founders Equity Share would receive in a liquidation of the Partnership if the Legacy Class A-4 Unit FMV of the Legacy Class A-4 Units on the date of the Legacy Class A-4 Election Notice constituted the entire value of the Partnership and such Legacy Class A-4 Units constituted the only units of the Partnership (which payment may be made in cash or through the reclassification of the Legacy Class A-4 Unit Capital Account balance amounts into Partnership Common Units with equivalent value, at the option of the holder of the Founders Equity Share). If the Legacy Class A-4 Unit Redemption Price in respect of any Legacy Class A-4 Redemption Election is the amount set forth in the foregoing clause (x)(ii), then: (1) the redemption payment to the holder of each A-4 Sub-Unit being redeemed will be the amount that the holder of such A-4 Sub-Unit would receive in respect of such A-4 Sub-Unit in a liquidation of the Partnership if the amount equal to the product of the number of outstanding Legacy Class A-4 Units and the Legacy Class A-4 Unit FMV on the date of the Legacy Class A-4 Election Notice constituted the entire value of the Partnership and such Legacy Class A-4 Units constituted the only Units of the Partnership; and (2) the holder of the Founders Equity Share will be paid by the Partnership the amount that the holder of the Founders Equity Share would receive in a liquidation of the Partnership if the amount equal to the product of the number of outstanding Legacy Class A-4 Units and the Legacy Class A-4 Unit FMV on the date of the Legacy Class A-4 Election Notice constituted the entire value of the Partnership and such Legacy Class A-4 Units constituted the only Units of the Partnership (which payment may be made in cash or through the reclassification of the applicable Founders Equity Share Capital Account balance amounts into Partnership Common Units with equivalent value, at the option of the holder of the Founders Equity Share). The Legacy Class A-4 Election Notice in respect of any Legacy Class A-4 Redemption Election shall set forth the number of Legacy Class A-4 Units held by the applicable holder of Legacy Class A-4 Units that such holder elects to redeem. With respect to any Legacy Class A-4 Redemption Election, the Partnership shall cause the Legacy Class A-4 Unit Redemption Price to be paid (in the proportions and manner set forth above) for the A-Piece Sub-Unit of each redeemed Legacy Class A-4 Unit in cash and, if applicable, for the C-Piece Sub-Unit of such Legacy Unit in cash or in kind, on the Legacy Class A-4 Payment Date, provided that each holder of A-4 Sub-Units being redeemed has represented and warranted to the Partnership and the LHR as of the Legacy Class A-4 Payment Date that it holds title to such A-4 Sub-Units free and clear of any liens and encumbrances. The Partnership’s obligations pursuant to this Section 4.4(c) ultimately reside with the Lineage Entities and may be honored by any Lineage Entity or any other Person approved by a Lineage Entity and the LHR each in their sole discretion, but in no event shall any such change in obligor relieve the Partnership of any obligation under this Section 4.4(c) to cause the Legacy Class A-4 Unit Redemption Price to be paid to the redeeming Legacy Class A-4 Unit holders on the Legacy Class A-4 Payment Date.

(ii) Legacy Class A-4 Top-Up Elections. Payments (whether paid in cash or in Legacy Units) pursuant to a Legacy Class A-4 Top-Up Election in respect of any A-4 Sub-Unit shall be treated as advances against, and thereby reduce by a like amount, future distributions in respect of such A-4 Sub-Unit pursuant to Section 3.1 of this Legacy Unit Designation.

(iii) Legacy Class A-4 Payments. Notwithstanding anything to the contrary in this Legacy Unit Designation, at the election of the LHR or the General Partner, any payments in cash required under this Section 4.4(c)(iii) may be effected through: (A) Legacy Class A-4 Unit reclassifications into Partnership Common Units, followed by purchases of such Partnership Common Units by the General Partner for cash in the amounts set forth in this Section 4.2(c); or (B) any other structure that the LHR or the General Partner deems appropriate.

Notwithstanding anything to the contrary in this Legacy Unit Designation: (1) all rights pursuant to this Section 4.4(c) of any Legacy Class A-4 Unit or A-4 Sub-Unit for or in respect of which a Small Holder Early Settlement Election has been made, and all obligations of the Partnership, the LHR or the General Partner pursuant to this Section 4.4(c) in respect of any such Legacy Class A-4 Unit and A-4 Sub-Unit, will automatically terminate in full and be of no force or effect (without further act or notice) upon the consummation of the settlement distribution with respect to such Legacy Class A-4 Unit contemplated by the Small Holder Early Settlement Election; and (2) no holder of any Legacy Class A-4 Unit that has declined to participate in the Small Holder Early Settlement shall participate in any interim settlements made pursuant to the Settlement Process as contemplated by Section 4.6 unless either (A) the rights under this Section 4.4(c) no longer apply or (B) the settlement to be made is the Final Distribution.

Section 4.5 IPO Restructuring; Conversion. Subject to Section 4.6 but otherwise notwithstanding any contrary provision in this Legacy Unit Designation, the Partnership and the General Partner will have broadest possible rights, powers and authority to effect and carry out the implementation of the IPO Restructuring, the Lineage IPO, and any further or additional restructuring, merger, conversion, combination and/or other transactions intended to facilitate, support, implement and/or improve upon the IPO Restructuring and/or the Lineage IPO and/or any other matter in connection therewith, in each case on any terms approved by the LHR with respect to the Legacy Holders and/or the Legacy Units; provided that the rights, powers and authority in this Section 4.5 are nevertheless subject to the provisions of Section 4.6.

Section 4.6 Settlement Process.

(a) Pre-IPO Events. In connection with the Lineage IPO, and at or prior to the Effective Time, as applicable:

(i) Consents Received. The Legacy Holders have given their approval and consent to the IPO Restructuring, the Lineage IPO and all of the matters set forth in this Legacy Unit Designation. The Partnership, the General Partner on behalf of the Partnership, and the LHR, on behalf of the Legacy Holders, shall have the right, power and authority to effectuate any and all matters in respect of the IPO Restructuring, the Lineage IPO and any related transactions that the LHR determines to be within its authority to approve, whether or not set forth in this Legacy Unit Designation.

(ii) Termination of Prior Side Letters; Continuation of Ownership Waiver Letters. All Prior Side Letters are hereby terminated in their entirety effective as of the Effective Date. Notwithstanding the foregoing, all previously-granted Ownership Limit and REIT Subsidiary Ownership Limit waivers for ownership in the Partnership or General Partner that have not been replaced with new waivers will survive, along with any representations and warranties made by Legacy Holders in connection with the receipt of such waivers and in connection with any determination of “domestically controlled qualified investment entity” status within the meaning of Section 897(h)(4)(B) of the Code; and the LHR, on behalf of the applicable Legacy Holders, is authorized to execute documentation with the General Partner to reflect the continuation of such Ownership Limit and REIT Subsidiary Ownership Limit waivers, representations and warranties.

(b) Settlement Process and Other Post-IPO Events. After consummating the IPO Closing, notwithstanding any provision of this Legacy Unit Designation or the Partnership Agreement that could imply any limitation on any activities in this Section 4.6(b):

(i) General Matters. The LHR will implement a coordinated settlement process for the Legacy Holders’ interests in the Partnership over a period of up to three years following the IPO Closing, pursuant to which the Partnership will effect settlements of Legacy Units in cash and Partnership Common Units, over such period on multiple settlement dates at such times and in such amounts as the LHR in its sole discretion deems appropriate (the “Settlement Process”). This process is intended to provide Legacy Holders with the option to receive cash settlements for some or all of their Legacy Units and, without duplication, in-kind securities settlements in Partnership Common Units for some or all of their Legacy Units, in each case over the up-to-three-year settlement period, with a final reclassification of all remaining Legacy Units into Partnership Common Units no later than the third anniversary of the IPO Closing (with flexibility to effect a final reclassification of Legacy Units into Partnership Common Units earlier at the LHR’s option) (collectively, the “Final Distribution”). The timing of each settlement event during the Settlement Process will be determined by the LHR in its sole discretion.

(ii) Settlement Process. The Settlement Process will be conducted by the LHR, on behalf of the Legacy Holders, in such manner as the LHR deems appropriate in its sole discretion, and the LHR is intended to have the broadest possible discretion in all respects in carrying out the Settlement Process and the provisions of this Legacy Unit Designation; provided that the Settlement Process will include the following:

(A) Cash vs Securities Elections. Prior to the Final Distribution (which will be made in securities for all Legacy Holders, and may or may not be made in connection with an offering-related Cash Settlement event), and except as otherwise provided in this Section 4.6 (including with respect to the Small Holder Early Settlement) or Section 4.4(c), settlements will be made in cash or securities based on elections timely and properly made by Legacy Holders from time to time in the manner specified by the LHR. Elections may only be made and modified pursuant to such procedures as are specified by the LHR to the Legacy Holders or approved by the LHR from time to time.

(B) Securities Settlement Conditions. In order to receive any interim Securities Settlement prior to the Final Distribution, a Legacy Holder must represent and warrant to the LHR and BGLH that, at the time such Legacy Holder makes such election, such Legacy Holder currently intends to (i) be a long-term holder of such Partnership Common Units (or any REIT Shares that such Partnership Common Units shall have been redeemed for) and (ii) not transfer or sell such Partnership Common Units (or any REIT Shares that such Partnership Common Units shall have been redeemed for) until after the Final Distribution has been made. This representation will be deemed to have been breached by a Legacy Holder, regardless of actual intent at the time the representation is made, if that Legacy Holder or any other Legacy Holder in its Affiliate Group transfers any such securities in violation of this Legacy Unit Designation, the Partnership Agreement or the following with respect to any REIT Shares; and similarly, this representation will be deemed to have been satisfied by a Legacy Holder for transfers of such securities that are made in compliance with this Legacy Unit Designation, the Partnership Agreement and the following with respect to any REIT Shares. The LHR and BGLH expect that, at any time prior to the Final Distribution, Legacy Holders making Securities Settlement elections will only effect transfers of Partnership Common Units in accordance with the Partnership Agreement and this Legacy Unit Designation and sales of REIT Shares received in an interim Securities Settlement (if at all) in compliance with clause (1) or clause (2) below or non-sale, in-kind Transfers of Partnership Common Units and/or REIT Shares received in an interim Securities Settlement (if at all) in compliance with clause (3) below (and in the case of Partnership Common Units, also in compliance with the Partnership Agreement), in each case unless (x) otherwise approved in writing by the LHR and in each case solely as a result of a bona fide change in circumstances (as determined or confirmed by the LHR) occurring after the date such Legacy Holder’s or Affiliate Group member’s representation was made or (y) such compliance with clauses (1) through (3) below is waived or suspended by the LHR with respect to all or any particular Partnership Common Units (it being agreed that such waiver shall not be used by the LHR with the intent to advantage certain Legacy Holders with more favorable liquidity rights over others):

(1) The Legacy Holder instructs the applicable selling broker in writing to use its commercially reasonable efforts to effect sales of REIT Shares received in an interim Securities Settlement in transactions that meet all of the following requirements (it being understood that any order conducted in accordance with these requirements may be cancelled prior to the completion of any Trading Day):

(i) at prices, on any Trading Day, as close as commercially reasonably practicable to the Daily VWAP for such Trading Day or for the remainder of such Trading Day if the relevant order is entered intraday (excluding, however, from such Daily VWAP any trading during periods when sales are suspended as a result of clause (iii) below), it being understood that any such order may be subject to a minimum price;

(ii) up to a number, on any Trading Day, approximately equal to 10% for such Trading Day of the daily trading volume for the regular trading session (including any extension thereof) of the Exchange on such Trading Day (excluding, however, from such daily trading volume any trading during periods when sales are suspended as a result of clause (iii) below);

(iii) no Market Disruption Event has occurred and is continuing or has been deemed to have occurred and be continuing; and

(iv) in compliance with securities laws as well as the applicable selling broker’s policies, practices and procedures; or

(2) The Legacy Holder effects sales of REIT Shares received in an interim Securities Settlement in over-the-counter (OTC) transactions that would not be reportable under FINRA Rules 6282(f)(1), 6380A(e)(1), 6380B(e)(1) or 6622(e)(1) and comply with clause (B)(iv) above; or

(3) The Legacy Holder effects a non-sale, in-kind transfer of Partnership Common Units and/or REIT Shares received in an interim Securities Settlement to its direct or indirect owners or Affiliates, in each case who are bound by the representation in this Section 4.6(b)(ii)(B) to the same extent as if such direct and indirect owners or Affiliates were the Legacy Holder; and for the avoidance of doubt, (A) the Legacy Holder will be responsible for the compliance of such direct and indirect owners and Affiliates with such representation as if each such Person was the Legacy Holder and (B) any violation of such representation by such direct and indirect owners and Affiliates will be attributed to the Legacy Holder.

For purposes of this Section 4.6(b)(ii)(B), the term “Affiliate Group” with respect to a Legacy Holder means and includes all Affiliates of that Legacy Holder and any additional Persons designated to be included as Affiliates of that Legacy Holder for any purpose in this Legacy Unit Designation or in any then-applicable side letter provision benefitting such Legacy Holder.

The requirements set forth in clause (1) above will be deemed to have been satisfied by a Legacy Holder upon delivery to the LHR of a written acknowledgement by the applicable selling broker of the instructions described in Exhibit A; provided that such Legacy Holder has not at any time delivered any contrary instruction to such selling broker.

If the representation in this Section 4.6(b)(ii)(B) has been breached at any time by a Legacy Holder, any Person to whom such Legacy Holder has directly or indirectly distributed or permitted the distribution of Partnership Common Units or REIT Shares received in an interim Securities Settlement pursuant to clause (3) above or any member of such Legacy Holder’s Affiliate Group, then in each such case the LHR in its sole discretion may discontinue such Legacy Holder’s and each Affiliate Group member’s participation in all further interim settlements of any kind prior to the Final Distribution (whether Cash Settlements or Securities Settlements) and may cause such Legacy Holder and each member of its Affiliate Group to participate solely in the Final Distribution. The LHR shall also have a reservation of rights with respect to all other remedies for such breach that may be available by contract, at law or in equity in the event of any such breach, except that the LHR shall not be entitled to pursue any specific performance remedy to enjoin or prevent any transfer in breach of the representation in this Section 4.6(b)(ii)(B). Notwithstanding the foregoing, a Legacy Holder will not be held responsible for a breach by an Affiliate Group member that is solely related to such Legacy Holder by virtue of being commonly advised but is not under common control with the Legacy Holder. The provisions of this Section 4.6(b)(ii)(B) are solely for the benefit of the LHR and BGLH, and are solely enforceable by the LHR for its benefit and the benefit of BGLH, and shall not inure to the benefit of, or be enforceable by, the General Partner.

(C) Cash vs Securities Allocations. The LHR will determine the total Cash Settlement amount and the total Securities Settlement amount for each settlement event in its sole discretion; and the LHR will determine the allocations to Legacy Holders in its sole discretion taking into account (1) the Cash Settlement and Securities Settlement elections made by each Legacy Holder, (2) the relative values of all Legacy Units then available for settlement, (3) any adjustments the LHR deems appropriate to address regulatory and tax compliance objectives, including those contemplated by Sections 4.6(b)(ii)(H) and (I), and (4) such other factors as the LHR deems appropriate in its sole discretion. Such amounts need not be (and likely will not be) in proportion to the demand for Cash Settlements versus Securities Settlements that has been expressed by Legacy Holders.

(D) Interim Settlements vs Final Distribution. Legacy Holders that have elected not to participate or that have not timely and properly elected to participate in the interim settlements during the Settlement Process pursuant to the election procedures established prior to the Effective Date will receive a single settlement in securities in the Final Distribution, and will not participate in any Cash Settlements at all or in any interim Securities Settlements that occur during the Settlement Process prior to the Final Distribution. Legacy Holders that have timely and properly elected to participate in the interim settlements during the Settlement Process pursuant to the election procedures established prior to the Effective Date (1) will participate in all interim Cash Settlements and Securities Settlements that occur prior to the Final Distribution, (2) will receive their interim Cash Settlements and/or Securities Settlements based on standing elections made by such Legacy Holders, as such standing elections may be modified by the Legacy Holders from time to time, and (3) will also participate in the Final Distribution with respect to any of their Legacy Units that have not previously been settled at that point.

(E) Securities Settlements. Settlements in securities for Legacy Units will be effected through the reclassification of such Legacy Units into Partnership Common Units (such reclassification of Legacy Units into Partnership Common Units are referred to herein, as “Securities Settlements”). Partnership Common Units received by Legacy Holders in any Securities Settlement may be subject to an underwriter lock-up approved by the LHR and any applicable concurrent securities holding periods required by applicable law (such as Rule 144 promulgated under the Securities Act).

(F) Cash Settlements. Settlements in cash for Legacy Units are generally expected to be effected in a multi-step transaction the first step of which is the reclassification of such Legacy Units into Partnership Common Units, then promptly followed by purchases of such Partnership Common Units by the General Partner for cash (such reclassifications followed by cash repurchase or purchase are referred to herein, as “Cash Settlements”). Cash may be used from any source to effect these purchases, including cash raised in “synthetic secondary” offerings, at-the-market (ATM) offerings, and/or from other capital raising transactions, and cash from operations. Cash Settlements may also be structured in such other manner from time to time as the LHR deems appropriate, which may include (in the LHR’s sole discretion, but without any right of any Legacy Holder to demand the same) different structures for different Legacy Holders for legal, tax, regulatory or other reasons; provided that any separate structuring is not intended to yield different prices or results for the Cash Settlements as among Legacy Holders participating in the same interim settlement event, but rather to afford Legacy Holders that would otherwise be disadvantaged by a particular structure the opportunity to mitigate any such disadvantage.

(G) Cutbacks.

(1) The LHR in its sole discretion will determine the relative sizes of the Cash Settlement component and Securities Settlement component of each interim settlement event for each Legacy Holder, taking into account the demand for Cash Settlements versus Securities Settlements, the size and nature of the settlement transaction, market conditions and other matters that the LHR deems appropriate. While it is currently anticipated that the most significant interim settlement events will have both Cash Settlement and Securities Settlement components, this is a not a requirement for all settlement events or for any given settlement event; and certain interim settlement events may be available solely as Cash Settlement events, while other interim settlement events may be available solely as Securities Settlement events.

(2) For any Applicable Settlement Event, both Cash Settlements and Securities Settlements are generally expected to be available; and in these instances, the aggregate amount of Cash Settlements determined to be available in such interim settlement event will generally determine the total size of the interim settlement opportunity for the Cash Settlement and Securities Settlement components combined.

(3) If, for any interim settlement event that includes both Cash Settlements and Securities Settlements, the LHR determines in its sole discretion to allow aggregate Securities Settlements that are less than the total Securities Settlement demand based on then-applicable participating investor elections, a cutback will be deemed to exist with respect to the Securities Settlement component of that settlement event. Cutbacks will be effected in the manner determined by the LHR and will be subject in all cases to any adjustments the LHR deems appropriate to address regulatory and tax compliance objectives, including those contemplated by Section 4.6(b)(ii)(I), Section 4.6(b)(ii)(J) and Section 4.6(b)(ii)(K).

(4) Settlement of Founders Equity Share in securities, whether settled on a Legacy Holder’s Cash Settlement or Securities Settlement, is deemed to fall outside of all Securities Settlement limits and allocations determined by the LHR and is permitted in full regardless of the amount of any Securities Settlement or cutbacks.

(5) Legacy Holders (other than holders of Legacy Class A-4 Units and Small Holders for which such election does not apply) have previously made a one-time advance election as to whether, in the event of cutbacks on any Securities Settlement in connection with any Applicable Settlement Event, they wish to (i) settle the Founders Equity Share on the Cutback Units alongside the other settlements occurring in that event, and in such event the cutback portion will cease to accrue any further Founders Equity Share thereafter (a “Cutback Settlement”), or (ii) settle Founders Equity Share on the Cutback Units upon the ultimate settlement of those Cutback Units at a later date. These elections are on file with the LHR, are permanent one-time elections and may not be changed. Any such Legacy Holder that failed to make a timely and proper election in accordance with the procedures specified in respect of these matters is deemed to have chosen to settle Founders Equity Share upon the ultimate settlement of the Cutback Units (i.e., not a Cutback Settlement). For those Legacy Holders who timely and properly made a Cutback Settlement election, the settlement of Founders Equity Share will occur at the time of the cutback-related settlement event on their Cutback Units, assuming such event is an Applicable Settlement Event. No other Cutback Units will be entitled to any Cutback Settlement at the time of the cutback-related settlement event, and no Cutback Settlement will occur upon any settlement event that is not an Applicable Settlement Event. Cutback Settlements will be made in accordance with the valuation and calculation methodologies set forth in Section 4.6(b)(ii)(L). “Cutback Units” means the number of Legacy Units by which its total Cash Settlement and Securities Settlement amounts (i.e., not in relation to its Securities Settlement amounts only) fell short of its total pro rata settlement participation eligibility, all as determined by the LHR in its sole discretion (and after making any adjustments the LHR deems appropriate in respect of any requested Securities Settlements that could not be filled for regulatory, tax or similar reasons, including those contemplated by Section 4.6(b)(ii)(I), Section 4.6(b)(ii)(J) and Section 4.6(b)(ii)(K)). The LHR will make all determinations in this regard.

(6) Any Cutback Units will continue to be held as Legacy Units, as applicable, pending a future settlement opportunity and will participate proportionately with other remaining Legacy Units in future settlement opportunities on the same basis as the affected Legacy Holder’s other Legacy Units.

(7) To effect a Cutback Settlement with respect to a Legacy Holder’s eligible Cutback Units, the Cutback Settlement of Founders Equity Share will result in each affected A-Piece Sub-Unit of each Legacy Class A Unit and corresponding C-Piece Sub-Unit of such Legacy Class A Unit being reclassified into the corresponding number of Legacy Class B Units at the applicable settlement value determined pursuant to Section 4.6(b)(ii)(L).

(H) Settlement Allocations. The different proportions in which Cash Settlements and Securities Settlements may be made in any given settlement event, the ability for each Legacy Holder to elect its preferred percentage of Securities Settlement versus Cash Settlement, and the fact that some Legacy Holders have elected to wait until the Final Distribution for any settlement, will collectively result in interim and final settlements being made among Legacy Holders at each event in a manner that does not reflect their pro rata Legacy Unit ownership percentages. Rather, settlements at each event will be made (i) pro rata within the Cash Settlement election group in proportion to remaining cash-election Legacy Units and other securities-election securities held by all investors participating in the Settlement Process, and (ii) pro rata within the Securities Settlement election group in proportion to remaining securities-election Legacy Units and other securities-election securities held by all investors participating in the Settlement Process, in each case subject to any applicable regulatory and tax compliance (including ERISA compliance, REIT ownership limits (including the REIT Subsidiary Ownership Limit) and domestically controlled qualified investment entity considerations). The Legacy Holders consent to this settlement method and the corresponding modification to the otherwise-applicable settlement proportions.

(I) ERISA Adjustments. Notwithstanding any contrary provision of this Legacy Unit Designation, the LHR is entitled to adjust settlement elections, settlement allocations and cutbacks as applied to any settlement event within the Settlement Process, and within and among any classes of Partnership Units (which may each be treated differently), in order to ensure that equity participation by Benefit Plan Investors in each class of equity interests in the Partnership (all as the LHR determines would be interpreted under ERISA) remains at all times less than 17.5% (or such higher percentage as the LHR deems appropriate in its sole discretion but in any event less than 25%). To ensure compliance with these limitations, the LHR may cause Benefit Plan Investors to accept greater Cash Settlements and lesser Securities Settlements in the Settlement Process in respect of one or more Classes than they have requested in their elections. No prior or additional notice shall be required to effect any such adjustment to the respective settlement results. The LHR will endeavor to treat similarly-situated Legacy Holders proportionally where reasonably practicable as result of any adjustments made pursuant to this paragraph, and the LHR will retain sole discretion to determine whether Legacy Holders are similarly situated. To the extent any Benefit Plan Investors are required to accept greater Cash Settlements for this purpose, adjustments to Cash Settlement participation will be made proportionately as among Benefit Plan Investors in the affected class, as determined by the LHR in its sole discretion.

(J) REIT-Related Adjustments. Notwithstanding any contrary provision of this Legacy Unit Designation, the LHR is entitled to adjust settlement elections, settlement allocations and cutbacks as applied to any settlement event within the Settlement Process, and within and among any classes of Partnership Units (which may each be treated differently), to the extent the General Partner or the LHR determines appropriate to enable the General Partner or any REIT Subsidiary to qualify as a REIT or, if the General Partner determines that it or such REIT Subsidiary should so qualify, as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code. To ensure compliance with these limitations, the LHR may cause Legacy Holders to accept greater or lesser Cash Settlements and greater or lesser Securities Settlements in the Settlement Process in respect of one or more Classes than they have requested in their elections. No prior or additional notice shall be required to effect any such adjustment to the respective settlement results. The LHR will endeavor to treat similarly-situated Legacy Holders proportionally where reasonably practicable as result of any adjustments made pursuant to this paragraph, and the LHR will retain sole discretion to determine whether Legacy Holders are similarly situated. To the extent any Legacy Holders are required to accept greater or lesser Cash Settlements for this purpose, adjustments to Cash Settlement participation will be made proportionately as among Legacy Holders, as determined by the LHR in its sole discretion.

(K) Other Regulatory Adjustments. Notwithstanding any contrary provision of this Legacy Unit Designation, the LHR is entitled to adjust settlement elections, settlement allocations and cutbacks as applied to any settlement event within the Settlement Process, and within and among any classes of Partnership Units (which may each be treated differently), to the extent the General Partner or the LHR determines appropriate to comply with any law or regulation applicable to any Lineage Entity, the LHR, BGLH or their respective Affiliates. To ensure compliance with these limitations, the LHR may cause Legacy Holders to accept greater or lesser Cash Settlements and greater or lesser Securities Settlements in the Settlement Process in respect of one or more Classes than they have requested in their elections. No prior or additional notice shall be required to effect any such adjustment to the respective settlement results. The LHR will endeavor to treat similarly-situated Legacy Holders proportionally where reasonably practicable as result of any adjustments made pursuant to this paragraph, and the LHR will retain sole discretion to determine whether Legacy Holders are similarly situated. To the extent any Legacy Holders are required to accept greater or lesser Cash Settlements for this purpose, adjustments to Cash Settlement participation will be made proportionately as among Limited Partners, as determined by the LHR in its sole discretion.

(L) Settlement of Founders Equity Share. The Founders Equity Share will be settled on a unit-by-unit basis at the time of each Legacy Class A Unit’s reclassification into Partnership Common Units and settlement (or, for certain Cutback Units, at the time of cutback as set forth in Section 4.6(b)(ii)(G) using the following methodology and valuation):

(1) The Founders Equity Share applicable to each Legacy Class A Unit will be calculated in accordance with the Founders Equity Share distribution rights pursuant to Section 3.1 in respect of the applicable Legacy Class A Unit being reclassified and settled.

(2) For Legacy Class A Units receiving Cash Settlement, (i) in offering-related Cash Settlement events (i.e., follow-on offerings, block trades, bought deals, synthetic secondaries, etc.), Founders Equity Share calculations will be made based on final cash results (i.e., net of any transaction costs that are borne by the LHR rather than the Lineage Entities, such as underwriters discounts and commissions), and (ii) in any other Cash Settlement event made with cash on hand from other sources (i.e., operations, asset dispositions, at-the-market (ATM) offerings, etc.), Founders Equity Share calculations will be made based on the 20-Trading-Day Trailing VWAP for REIT Shares prior to the applicable settlement event. Such final cash results will be treated as if they were distributed pursuant to Section 3.1 in respect of the applicable Legacy Class A Unit being reclassified and settled.

(3) For Legacy Class A Units receiving Securities Settlement (excluding pursuant to the Small Holder Early Settlement or the Final Distribution), (i) in Securities Settlement events made in connection with concurrent offering-related Cash Settlement events (i.e., follow-on offerings, block trades bought deals, synthetic secondaries, etc.), Founders Equity Share calculations will be made based on the Last Reported Sale Price for the REIT Shares on the Trading Day on which pricing occurs for such offering, and (ii) in any other settlement event (other than the Final Distribution if done in connection with an offering-related Cash Settlement event, which will be based on the Last Reported Sale Price for the REIT Shares used in the pricing of the offering-related Cash Settlement event), Founders Equity Share calculations will be made based on the 20-Trading-Day Trailing VWAP for REIT Shares prior to the applicable settlement event. Such values will be treated as if they were distributed pursuant to Section 3.1 in respect of the applicable Legacy Class A Units being reclassified and settled.

(4) For Legacy Class A Units receiving Securities Settlement in the Final Distribution, Founders Equity Share calculations will be based on the 20-Trading-Day Trailing VWAP for REIT Shares prior to the applicable settlement event (other than the Final Distribution if done in connection with an offering-related Cash Settlement event, which will be based on the Last Reported Sale Price for the REIT Shares used in the pricing of the offering-related Cash Settlement event). Such values will be treated as if they were distributed pursuant to Section 3.1 in respect of the applicable Legacy Class A Units being reclassified and settled.

(5) Each settlement of the Founders Equity Share on any Legacy Class A Unit is a final settlement in every instance, and Founders Equity Share amounts are not subject to any clawback under any circumstances.

(6) The Founders Equity Share on Legacy Units will be settled in Partnership Common Units (or in the event of a Cutback Settlement, in Legacy Class B Units), and may participate in any Cash Settlement opportunity alongside the other investors for all or any portion thereof.

(7) Each Legacy Unit will be valued at the same value as a single REIT Share for so long as the Adjustment Factor remains at 1.0; if at any time the Adjustment Factor is higher or lower than 1.0, the value of Legacy Units in relation to REIT Shares will be adjusted accordingly.

(iii) Small Holder Early Settlement. Small Holders will be treated differently than other Legacy Holders in the manner described in this Section 4.6(b)(iii).

(A) Early Settlement Process. Small Holders will have all of their Legacy Units reclassified into Partnership Common Units in full settlement of their Legacy Units on the date that is thirty (30) days after the Lineage IPO (or if not a Business Day, on the first Business Day thereafter) (the “Small Holder Early Settlement”). Small Holders will be responsible for their own securities dispositions at the time of their choosing following the expiration of the applicable underwriter lock-up period and any concurrent securities holding period required by applicable law (such as Rule 144 promulgated under the Securities Act).

(B) Settlement of Founders Equity Share. The Founders Equity Share will be settled on the Small Holder Early Settlement distribution in kind at the time of such settlement as follows: (i) Founders Equity Share calculations will be made by valuing the REIT Shares based on the Last Reported Sale Price for the REIT Shares on the day prior to the settlement; (ii) each Legacy Unit will be valued at the same value as a REIT Share (provided that the Adjustment Factor remains at 1.0; if on the date of the Small Holder Early Settlement distribution the Adjustment Factor is higher or lower than 1.0, the value of Legacy Units in relation to REIT Shares will be adjusted accordingly); and (iii) such values will be treated as if they were distributed pursuant to Section 3.1 in respect of the applicable Legacy Units being reclassified and settled.

(C) Electing Rollover Guarantee Holders. Legacy Class A-4 Holders are not considered Small Holders but can elect Small Holder treatment for some or all of such Legacy Holder’s Legacy Units regardless of whether they would otherwise constitute Small Holders. Any Legacy Class A-4 Holder that timely and properly elects to be an Electing Rollover Guarantee Holder for some or all of such Legacy Holder’s Legacy Units will participate in the Small Holder Early Settlement regardless of the number of Legacy Units it holds if such Legacy Holder has also agreed to surrender all Guarantee Rights in respect of the Legacy Class A-4 Units for which such Legacy Holder has elected Small Holder treatment. Individual Legacy Class A-4 Holders may make different elections. No other Legacy Holders may elect Small Holder treatment.

(iv) Final Distribution. The Final Distribution shall occur no later than three years following the Lineage IPO; provided that the three-year settlement period may be extended to any such longer period as the LHR determines applies to the general membership of BGLH.

(c) General Provisions.

(i) In connection with the implementation of any of the IPO Restructuring, the Lineage IPO, the Settlement Process or the eventual completion of the Settlement Process in respect of the Legacy Unit class, or if the LHR determines that any further restructuring or other action is required in order to implement any such matters in accordance with this Legacy Unit Designation, each of the Legacy Holders will be required to take or refrain from taking such actions as the LHR shall deem appropriate, which may include:

(A) Promptly executing and delivering all related documentation and taking such other action in support of the Settlement Process as shall be requested by the LHR, the General Partner or the Partnership, including executing and delivering instruments of conveyance and transfer, and any purchase agreement, contribution agreement, merger agreement, indemnity agreement, escrow agreement, stockholders agreement, lock-up agreement, operating partnership agreement, other agreement, consent, waiver, governmental filing, certificates representing such Legacy Holder’s Partnership Units duly endorsed for transfer (free and clear of any liens, claims and encumbrances) and any similar, related or other documents; and

(B) Taking all such other actions as the LHR, the General Partner or the Partnership may reasonably request and otherwise cooperating in good faith with LHR, the General Partner, the Partnership and the other Legacy Holders.

In addition, each Legacy Holder agrees that it will not object to or otherwise attempt to impede the Settlement Process. The LHR may use its power of attorney to effect any matter pursuant to this Section 4.6 on behalf of any Legacy Holder.

(ii) In connection with the Settlement Process, the LHR may cause the Legacy Holders to enter into agreements containing such rights and obligations of the parties as the LHR may deem appropriate, provided that (A) no Legacy Holder shall have any greater liability as a result thereof than such Legacy Holder would have to the Partnership and (B) no Legacy Holder shall be required to incur any expense or liability pursuant thereto in excess of its interest in the Partnership. If any of such agreements are inconsistent with applicable law or the rules of the principal exchange on which the REIT Shares are listed, the LHR may modify the terms of such agreements to the extent necessary to reflect such applicable law or such exchange rules.

(iii) Each Legacy Holder acknowledges and agrees that Legacy Holders are not entitled to (and each Legacy Holder hereby waives) dissenters’ rights or rights of appraisal under this Legacy Unit Designation or pursuant to the Act or otherwise as may be provided by applicable law, whether in connection with the IPO Restructuring, the Lineage IPO, the Settlement Process or otherwise in relation to the Lineage Entities, the LHR or BGLH. Accordingly, each Legacy Holder agrees that it will neither initiate, seek, join nor abet any claim, suit or other proceeding for dissenters’ rights or rights of appraisal in connection with any matter relating to the any of the Lineage Entities, the LHR or BGLH.

(iv) The LHR may from time to time require one or more Legacy Holders to provide all information regarding such Legacy Holder or its direct or indirect beneficial owners and ownership of securities as may be reasonably requested by the LHR or the Partnership to enable the LHR and the Partnership to determine such Legacy Holder’s eligibility to hold a continuing equity interest in the Partnership and/or any direct or indirect interests in Lineage REIT, and/or receive any Securities Settlement, and each Legacy Holder shall promptly provide such information.

(v) Notwithstanding any contrary provision in this Legacy Unit Designation or the Partnership Agreement, the Partnership may redeem any Legacy Units held by any Legacy Holder that is not eligible to hold Partnership Units as set forth in the Partnership Agreement. The Founders Equity Share shall be calculated and settled on such event in the same manner as the Founders Equity Share is calculated and settled in the Small Holder Early Settlement.

Section 4.7 Defaults.

(a) Generally. If any Legacy Holder that has entered into a Subscription Agreement attempts or purports to Legacy Transfer all or any part of its Legacy Units other than in accordance with the terms of this Legacy Unit Designation (each such event, a “Default”), then such Legacy Holder may be designated by either of the General Partner or the LHR (in each of the General Partner’s and the LHR’s sole discretion) as in default under this Legacy Unit Designation (a “Defaulting Partner”) and shall thereafter be subject to the provisions of this Section 4.7. A Defaulting Partner’s entire interest in the Partnership, including Partnership Units of any and all classes and sub-classes, shall be subject to the provisions of this Section 4.7. Each of the General Partner and the LHR, in its sole discretion, may choose not to designate any Legacy Holder as a Defaulting Partner and may agree to waive or permit the cure of any Default by a Legacy Holder, subject to such conditions as the General Partner, the LHR and the Defaulting Partner may agree upon. The General Partner or the LHR may apply one or more of the remedies in this Section 4.7 to a Defaulting Partner, and the General Partner and the LHR need not apply the same remedies to each other Defaulting Partner. The General Partner and the LHR shall be entitled to consider the different circumstances of different Legacy Holders with respect to any Defaults to the fullest extent permitted by law, and, to the fullest extent permitted by law, the actions and inactions of the General Partner and/or the LHR in connection with the same shall not operate as a waiver or modification of any rights or remedies pursuant to this Section 4.7 in respect of any Legacy Holder. The General Partner and the LHR shall each have full authority to interpret in good faith the provisions of this Section 4.7 to give effect to the intent of the preceding sentence and the other provisions of this Section 4.7(a).

(b) Default Remedies. In addition to the foregoing, and notwithstanding anything to the contrary in this Legacy Unit Designation, either of the General Partner or the LHR may, in its discretion, take any or all of the following actions with respect to a Defaulting Partner in respect of all or any of the Defaulting Partner’s Partnership Units of any class(es) or sub-class(es) (as determined by each of the General Partner and the LHR in its sole discretion):

(i) reduce all future amounts otherwise distributable to such Defaulting Partner by up to 50% and instead distribute all or any portion of such amounts to the Non-Defaulting Partners holding Legacy Units in accordance with this Legacy Unit Designation as if such amounts were additional amounts apportioned to the Legacy Units pursuant to Section 5.1 of the Partnership Agreement and the provisions of this Legacy Unit Designation;

(ii) cancel up to 50% of such Defaulting Partner’s Partnership Units for no compensation and make corresponding adjustments to such Defaulting Partner’s Capital Account balance, in each case, with effect as of the date on which the Default occurred; or, in lieu of such cancellation, reallocate ownership of such Partnership Units to the other Legacy Holders in proportion to their Legacy Unit holdings for no compensation and make corresponding adjustments to such Defaulting Partner’s Capital Account balance, in each case, with effect as of the date on which the Default occurred;

(iii) cause such Defaulting Partner to sell, at a per unit price equal to the Default Price and on such other terms and conditions as the General Partner shall determine in its sole discretion, to one or more Non-Defaulting Partners or any other Persons (including any Bay Grove Affiliate) any or all of the Partnership Units of any or all classes or sub-classes then held by such Defaulting Partner at a price equal to the lesser of (A) the price per Partnership Unit paid by such Defaulting Partner for each of its Partnership Units then held and (B) the price per Partnership Unit at which the Partnership is then issuing Partnership Units or could issue Partnership Units, or if no Partnership Units are then being issued or could be issued, the price per Partnership Unit at which the Partnership last issued Partnership Units; and/or

(iv) restrict, limit or terminate any special rights of a Defaulting Partner pursuant to any side letter or any provision of this Legacy Unit Designation that does not have general application to all other Legacy Holders.

The General Partner or the LHR may also apply amounts otherwise distributable to such Defaulting Partner by the Partnership in satisfaction of all amounts payable by such Defaulting Partner to the Partnership, the General Partner, the LHR or any Affiliate of any of the foregoing. The General Partner may charge a Defaulting Partner interest on any amounts not timely paid at a rate equal to the highest lawful rate or such lesser rate as the General Partner may determine in its sole discretion, from the date such amounts were due and payable through the date that full payment of such amounts is actually made or, if such amounts are not paid, through the final termination of the Partnership, and to the extent not paid, such interest charged and other amounts payable may be deducted from amounts otherwise distributable to such Legacy Holder and any such payment of interest shall not constitute a Capital Contribution or a return of distributions. Such amounts not otherwise applied to the payment of amounts specified in Section 4.7(c), plus any interest thereon, may be retained by the Partnership and/or distributed to the Non-Defaulting Partners in such proportions as if such amounts were distributable in accordance with Article 5 of the Partnership Agreement, Section 3.1 of this Legacy Unit Designation and the other provisions of the Partnership Agreement and this Legacy Unit Designation. The General Partner shall make such distribution adjustments, adjustments to the Capital Accounts of the Legacy Holders (including such Defaulting Partner) and other adjustments, as the General Partner or the LHR determines to be appropriate to give effect to any of the provisions of this Section 4.7.

(c) Other Remedies; Payment of Expenses. The General Partner and the LHR shall each have the right to pursue all remedies at law or in equity available to it or the Partnership with respect to the Default of a Defaulting Partner. No right, power or remedy conferred upon the General Partner, the LHR or the Partnership in this Section 4.7 shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Section 4.7 (or elsewhere in this Legacy Unit Designation or the Partnership Agreement) or now or hereafter available at law or in equity or by statute or otherwise. Moreover, to the fullest extent permitted by law, no delay in exercising any such right, power or remedy, and no course of dealing between the General Partner and any one or more Defaulting Partners, shall operate as a waiver or otherwise prejudice any such right, power or remedy. In addition to the foregoing, either of the General Partner or the LHR may institute a lawsuit against any Defaulting Partner for specific performance of such Defaulting Partner’s obligation to fund any payments to be made by a Legacy Holder pursuant to any applicable Subscription Agreement, this Legacy Unit Designation or the Partnership Agreement and to collect any overdue amounts under any of the foregoing. Notwithstanding any other provision of this Legacy Unit Designation, the Partnership Agreement or any applicable Subscription Agreement, and to the fullest extent permitted by law, each Defaulting Partner agrees to pay on demand all costs and expenses (including attorneys’ fees and any borrowing costs) incurred by or on behalf of the General Partner, the LHR or any Lineage Entity in connection with the enforcement of this Legacy Unit Designation, the Partnership Agreement and/or any applicable Subscription Agreement against such Defaulting Partner sustained as a result of a Default by such Defaulting Partner and any such payment shall not constitute a Capital Contribution or a return of distributions.

(d) Consents. For purposes of any vote, consent or approval of the Legacy Units or the Partnership Units, the General Partner and the LHR each in its sole discretion may determine to exclude from such vote, consent or approval any or all Legacy Units and/or Partnership Units held by any Defaulting Partner and in such event the excluded Legacy Units and/or Partnership Units shall be treated for purposes of such calculation as if such Legacy Units and/or Partnership Units are not issued and outstanding. Additionally, notwithstanding anything to the contrary in this Legacy Unit Designation, whenever the vote, consent or decision of a Legacy Holder is otherwise required or permitted pursuant to this Legacy Unit Designation, the Partnership Agreement or under applicable law, so long as the Defaulting Partner remains designated as a Defaulting Partner by the General Partner or the LHR, or for such longer period as the General Partner or the LHR in its sole discretion may determine, the General Partner or the LHR in its sole discretion may determine that a Defaulting Partner shall not be entitled to participate in such vote or consent, or to make such decision, and in such event such vote, consent or decision shall be tabulated or made as if such Defaulting Partner were not a Legacy Holder or a Partner.

(e) Acknowledgement. Each Legacy Holder that has entered into a Subscription Agreement hereby acknowledges that it has purchased Partnership Units in reliance upon its agreements under this Section 4.7 (as well as the other provisions of this Legacy Unit Designation), that the General Partner, the LHR and the Partnership may have no adequate remedy at law for a breach of any applicable Subscription Agreement and that damages resulting from such breach may be impossible to ascertain as of the date on which such Subscription Agreement was entered into or as of the date of such breach. Each Legacy Holder hereby agrees that the provisions of this Section 4.7 are fair and reasonable in light of the difficulty in ascertaining the actual damages that would be incurred by the Lineage Entities, the General Partner, the LHR and the Non-Defaulting Partners as a result of the Defaulting Partner’s Default and, to the fullest extent permitted by law, represent a prior agreement among the Partners as to specified penalties or consequences for a Defaulting Partner. Without limiting the general effect of the preceding sentences, the Legacy Holders hereby specifically acknowledge and agree that the enforceability of this Section 4.7 is essential to the stability of the Partnership as an organization and to the ability of the Partnership to effectively serve its purpose and conduct its business operations. Each Legacy Holder agrees that, in making any determination pursuant to this Section 4.7, each of the General Partner and the LHR is entitled to take into account the best interests of the Partnership and/or any Lineage Entity, and neither the General Partner nor the LHR shall have any obligation to take into account the best interests of the Defaulting Partner.

(f) Removal of Default Designation. Each of the General Partner and the LHR, in its discretion, may determine to remove a “Defaulting Partner” designation for a Defaulting Partner at any time in its sole discretion. Neither the General Partner nor the LHR shall have any obligation to remove any such designation.

ARTICLE 5

GENERAL PROVISIONS

Section 5.1 Release. Upon each Legacy Holder’s receipt of Cash Settlement proceeds or reclassified Partnership Units from a Securities Settlement, none of the LHR, BGLH, the Bay Grove Affiliates, or the respective Affiliates or personnel of any of the foregoing (collectively, the “Exculpated Persons”) shall have any remaining liability or obligations of any kind in connection with any such reclassified Legacy Unit other than solely to the extent it has been adjudicated in a final non-appealable judgment that (a) such Person committed gross negligence, willful misconduct or actual fraud in carrying out the Settlement Process with respect to such Legacy Unit or (b) such Person has materially breached this Legacy Unit Designation or the Partnership Agreement in respect of any matter arising after the Effective Time or in respect of the IPO Restructuring or the Lineage IPO, and the affected Legacy Holder notified such Person of such breach within 365 days after the occurrence thereof, and such breach remains uncured. Absent any such finding, each Exculpated Person shall be fully exculpated and released from all liability and obligations of any kind in relation to the reclassified Legacy Units and related settlements and shall have no further liability to the Partnership or any Partner in respect thereof.

Section 5.2 Effect on Partnership Agreement. Except as expressly set forth in this Legacy Unit Designation, all of the terms and provisions of the Partnership Agreement shall remain in full force and effect. From and after the Effective Time, all references in the Partnership Agreement to the “Agreement” shall mean the Partnership Agreement as modified by this Legacy Unit Designation.

Section 5.3 Governing Law. This Legacy Unit Designation shall be construed and enforced in accordance with and governed by the laws of the State of Maryland, without regard to the principles of conflicts of law. In the event of a conflict between any provision of this Legacy Unit Designation and any non-mandatory provision of the Act, the provisions of this Legacy Unit Designation shall control and take precedence.

Section 5.4 Entire Agreement. This Legacy Unit Designation, together with the Partnership Agreement, contains all of the understandings and agreements between and among the Partners with respect to the subject matter contained herein.

Section 5.5 Addresses and Notices. Any notice, demand, request or report required or permitted to be given or made to the LHR under this Legacy Unit Designation shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written or electronic communication (including by telecopy, facsimile, electronic mail or commercial courier service) to the LHR at its address (the General Partner shall maintain a record of the LHR’s address, which record will be available to each Partner upon request) or such other address of which the LHR shall notify the General Partner in accordance with this Section 5.5.

Section 5.6 Titles and Captions. All article or section titles or captions in this Legacy Unit Designation are for convenience only. They shall not be deemed part of this Legacy Unit Designation and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” or “Sections” are to Articles and Sections of this Legacy Unit Designation.

Section 5.7 Pronouns and Plurals. Whenever the context may require, any pronouns used in this Legacy Unit Designation shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 5.8 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Legacy Unit Designation.

Section 5.9 Binding Effect. This Legacy Unit Designation shall be binding upon and inure to the benefit of the parties hereto, the parties to the Partnership Agreement and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 5.10 Waiver.

(a) No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Legacy Unit Designation or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

(b) The restrictions, conditions and other limitations on the rights and benefits of the Legacy Holders contained in this Legacy Unit Designation, and the duties, covenants and other requirements of performance or notice by the Legacy Holders, are for the benefit of the Partnership and, except for an obligation to pay money to the Partnership, may be waived or relinquished by the General Partner with the prior written consent of the LHR, each in its sole and absolute discretion, on behalf of the Partnership in one or more instances from time to time and at any time; provided, however, that any such waiver or relinquishment may not be made if it would have the effect of (i) creating liability for any other Limited Partner (ii) causing the Partnership to cease to qualify as a limited partnership, (iii) reducing the amount of cash otherwise distributable to the Limited Partners (other than any such reduction that affects all of the Limited Partners holding the same class or series of Partnership Units on a uniform or pro rata basis, if approved by a Majority in Interest of the Partners holding such class or series of Partnership Units), (iv) resulting in the classification of the Partnership as an association or publicly traded partnership taxable as a corporation or (v) violating the Securities Act, the Exchange Act or any state “blue sky” or other securities laws; and provided, further, that any waiver relating to compliance with the Ownership Limit or other restrictions in the Charter shall be made and shall be effective only as provided in the Charter.

Section 5.11 Counterparts. This Legacy Unit Designation may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Legacy Unit Designation immediately upon affixing its signature hereto.

Section 5.12 Execution and Delivery. This Legacy Unit Designation may be executed through delivery of duly executed signature pages by facsimile, portable document format (PDF) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com), each of which shall be deemed an original.

Section 5.13 Invalidity of Provisions. If any provision of this Legacy Unit Designation is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 5.14 No Third-Party Rights Created Hereby. The provisions of this Legacy Unit Designation are solely for the purpose of defining the interests of the Holders, inter se; and no other Person (i.e., a party who is not a signatory hereto or a permitted successor to such signatory hereto) shall have any right, power, title or interest by way of subrogation or otherwise, in and to the rights, powers, title and provisions of this Legacy Unit Designation. No creditor or other third party having dealings with the Partnership shall have the right to pursue any right or remedy hereunder or at law or in equity.

Section 5.15 Amendment.

(a) Amendments to this Legacy Unit Designation may be proposed by the General Partner or the LHR.

(b) This Legacy Unit Designation may only be modified or amended with the written consent of both the General Partner and the LHR; provided that (i) the General Partner shall not unreasonably withhold, condition or delay its consent to any modification or amendment requested by the LHR and (ii) any modification or amendment requested by the LHR that relates solely to the Legacy Units and that would not reasonably be expected to adversely impact any other class of Partnership Units shall be deemed to be reasonably requested by the LHR. This paragraph applies to the Legacy Units in lieu of any other amendment provisions in the Partnership Agreement, and fully replaces and supersedes those provisions as to all matters set forth in this Legacy Unit Designation or otherwise impacting the terms set forth herein. Upon obtaining any such consent, and without further action or execution by any other Person, including any Limited Partner, (1) any amendment to this Legacy Unit Designation may be implemented and reflected in a writing executed solely by the General Partner or the LHR, and (2) the Legacy Holders shall be deemed a party to and bound by such amendment of this Legacy Unit Designation. For the avoidance of doubt, notwithstanding anything to the contrary in this Legacy Unit Designation, this Legacy Unit Designation may not be amended without the consent of the General Partner (not to be unreasonably withheld, conditioned or delayed in respect of any modification or amendment requested by the LHR).

IN WITNESS WHEREOF, the undersigned have executed this Legacy Unit Designation as of the Effective Time.

GENERAL PARTNER:

LINEAGE, INC.,
a Maryland corporation

By:
Name:
Its:

LHR:

BG LINEAGE HOLDINGS LHR, LLC,
a Delaware limited liability company

By:
Name:
Its:

[Unit Designation – Legacy Units of Lineage OP, LP – Signature Page]

EXHIBIT A

TO

LEGACY UNIT DESIGNATION

Form of Broker Instruction

[Broker]

Please sell up to [______] shares of common stock of Lineage, Inc. (Nasdaq: LINE) (the “REIT Shares”) in accordance with the following requirements. Please acknowledge this instruction, including your obligation to use commercially reasonable efforts to comply with the requirements set forth herein, by reply email.

Price: Such sales shall be at an average price, on any Trading Day, as close as commercially reasonably practicable to the Daily VWAP for such Trading Day or the remainder of such Trading Day if entered intraday (excluding, however, from such Daily VWAP any trading during periods when sales are suspended as a result of the third bullet herein)[, but not below a limit price of US$    ].

Volume: Such sales shall not exceed on any Trading Day, 10% of the daily trading volume for the regular trading session (including any extension thereof) of the Exchange on such Trading Day (excluding, however, from such daily trading volume any trading during periods when sales are suspended as a result of the third bullet herein).

No Disruption: No sales shall be made at a time when a Market Disruption Event has occurred and is continuing or has been deemed to have occurred and be continuing.

For the avoidance of doubt, all sales shall be made in compliance with securities laws as well as your policies, practices and procedures.

Capitalized terms used herein shall have the following definitions:

“Daily VWAP” means, for any Trading Day or portion of any Trading Day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “LINE <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one REIT Share on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the General Partner). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Exchange” means the Nasdaq Global Select Market.

“Market Disruption Event” means (i) a failure by the primary Exchange on which REIT Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for REIT Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in REIT Shares or in any options contracts or futures contracts relating to REIT Shares.

A-1

“Trading Day” means a day on which trading in REIT Shares generally occurs on the Exchange.

A-2